Exhibit C-3


                                                           KENDRICK R. RIGGS

                                                      DIRECT DIAL (502) 560-4222
                                                       DIRECT FAX (502) 627-8722

                                                          kriggs@ogdenlaw.com



                                  May 24, 2001


VIA FEDERAL EXPRESS
Mr. Joel Peck, Clerk
Virginia State Corporation Commission
Document Control Center
Tyler Building - Second Floor
1300 East Main Street
Richmond, Virginia  23219

     RE: Joint Petition of E.ON AG, Powergn plc, LG&E Energy Corp. and Kentucky Utilities Company for Approval of an Acquisition

Dear Mr. Peck:

     Enclosed please find and accept for filing the original and ten copies of the Joint Petition in the above-referenced matter. Please confirm your receipt of this filing by placing the stamp of your office with the date received on the enclosed additional copy of this filing and return it to me in the self-addressed stamped envelope. Should you have any questions concerning the enclosed, please contact me at your convenience.

                                          Yours very truly,


                                          Kendrick R. Riggs
KRR/ec
Enclosures
cc:  William H. Chambliss, General Counsel
     C. Meade Browder, Office of the General Counsel
     Richard J. Williams, Director, Division of Economics & Finance
     William F. Stephens, Director, Division of Energy Regulation
     Ronald A. Gibson, Director, Division of Public Utility Accounting Sara Vaughan, Head of Corporate Regulation, Powergen plc Guntram Wuerzberg, Vice President General Legal Affairs, E.ON AG Michael Sohlke, E.ON AG Michael S. Beer, Vice President Rates & Regulatory, LG&E Energy Corp.

                            COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION



         JOINT PETITION OF E.ON AG,                  )
         POWERGEN plc, LG&E ENERGY CORP.,            )
         AND KENTUCKY UTILITIES COMPANY,             ) CASE NO. PUA--------
         FOR APPROVAL OF AN ACQUISITION              )



                                 JOINT PETITION

     E.ON AG ("E.ON"), Powergen plc ("Powergen"), LG&E Energy Corp. ("LG&E Energy") and Kentucky Utilities Company d/b/a Old Dominion Power Company ("KU") (collectively referred to as "Petitioners"), by counsel, hereby jointly petition the State Corporation Commission of Virginia ("Commission") for approval, pursuant to Chapter 5, Title 56, of the Virginia Code (ss.56-88 et seq.), as amended (the "Code"), of the transfer of ownership and control of KU by Powergen to E.ON or an E.ON affiliate, all in accordance with terms of the preconditional offer announcement under which E.ON will offer to acquire all outstanding shares of Powergen stock (the "Offer Announcement"), a true copy of which is attached as Appendix A to this Petition.

     In support of this Joint Petition, Petitioners state as follows:

I. Overview of the Proposed Acquisition.

     1. The Boards of Directors of E.ON and Powergen have agreed upon the terms of a recommended cash offer to be made through Goldman Sachs International on behalf of E.ON for all of the issued and to be issued share capital of Powergen. The cash offer will be made in accordance with the terms and conditions of the Offer Announcement. Under the terms of the Offer Announcement, E.ON will pay

(pound)7.65 (approximately $11.00) for each outstanding Powergen share and (pound)30.60 (approximately $44.00) for each outstanding Powergen American Depository Receipt ("ADR") (representing four Powergen shares). Upon completion of the transaction set out in the Offer Announcement, Powergen will become a wholly-owned subsidiary of E.ON. Following the consummation of the proposed transaction, LG&E Energy, Louisville Gas & Electric Company ("LG&E") and KU will also survive the acquisition, and each will retain its separate existence. Immediately after the consummation of the proposed acquisition, E.ON expects to make LG&E Energy a subsidiary of E.ON or of a US or German intermediate holding company, 100% owned and fully controlled by E.ON. LG&E and KU will remain directly-owned first-tier subsidiaries of LG&E Energy together with LG&E Capital Corp. ("LG&E Capital"), LG&E Energy Marketing, Inc. ("LG&E Energy Marketing"), LG&E Energy Services, Inc. ("LG&E Energy Services") and the LG&E Energy Foundation, Inc. (the "Foundation"). There will be no change in the corporate structure of LG&E Energy, or of LG&E or KU. E.ON will own Powergen as a subsidiary either directly or via wholly-owned intermediate companies. This will provide a clear corporate structure to take into account international tax requirements as well as to provide Powergen with the regulatory status of Foreign Utility Company ("FUCO") under the Public Utility Holding Company Act of 1935 ("PUHCA").

II. Petitioners.

     2. E.ON is an Aktiengesellschaft, formed under the laws of the Federal Republic of Germany. An Aktiengesellschaft under German law corresponds to a US stock corporation. E.ON's shares are traded on all German stock exchanges, the Swiss Stock Exchange, and as ADRs on the New York Stock Exchange. As of year end 2000, E.ON is Germany's third largest industrial group and employs over 180,000 people. Its current market capitalization amounts to approximately (euro)39.5 billion (approximately $35.7 billion as of April 6, 2001). E.ON was created through the merger of VEBA AG ("VEBA") and VIAG AG ("VIAG") in June 2000, at the time Germany's largest corporate merger. Through its wholly-owned subsidiary, E.ON Energie AG ("E.ON Energie"), E.ON supplies roughly one-third of Germany's electricity. E.ON, including its minority shareholdings, also supplies over 30% of Germany's natural gas. E.ON has stakes in energy utilities and co-operations in Sweden, Switzerland, The Netherlands, Italy, Poland, Russia, Latvia, Hungary, Austria, and the Czech Republic, and its transmission grid stretches from Scandinavia to the Alps. E.ON's total attributable generation capacity at year end 2000 is approximately 29,000 megawatts and is balanced between coal, lignite, gas, nuclear energy and CHP/renewables.

     E.ON is currently the fourth largest electricity provider in the world, ranked by electricity sales volume (pro forma 2000). Including its minority shareholdings, E.ON supplies electricity and natural gas to approximately 25 million residential and business customers. Charts showing E.ON's current corporate structure and E.ON's corporate structure as it would exist after the proposed acquisition and after the anticipated reorganization are attached as Appendix B to this Petition.

     E.ON's mailing address is Bennigsenplatz 1, 40474 Dusseldorf, Federal Republic of Germany. E.ON's Articles of Incorporation and By-Laws are attached as Appendix C to this Petition.

     3. Powergen is a public limited company formed under the laws of England and Wales. Powergen's ordinary shares are traded on the London Stock Exchange and its ADRs are listed on the New York Stock Exchange. Powergen is a holding company that was formed in 1998 following a corporate reorganization that made Powergen UK plc ("Powergen UK") a subsidiary of Powergen, the main operating subsidiary of the group. Powergen is one of the world's major independent power businesses and, through Powergen UK, has become one of the United Kingdom's leading integrated electricity and gas companies. Powergen UK was created as a result of the privatization and restructuring of the electricity industry in England and Wales in 1990. By Order dated July 21, 2000, in Case No. PUA000020, the Commission gave its approval to the acquisition of LG&E Energy by Powergen, and found that neither Powergen, LG&E Energy, nor any intermediate company between them, would be a public service company as defined in ss. 56-1 of the Code. The record in Case No. PUA000020 is on file with the Commission and is incorporated by reference in this Petition.

     By Order dated August 10, 2000, in Case No. PUA000050, a proceeding related to Case No. PUA000020, the Commission gave its approval to a Utility Service Agreement between LG&E, KU and LG&E Energy Services (the "Service Agreement"). The Service Agreement allows (1) for the provision and/or receipt of such services, construction or goods to or from KU and/or LG&E as are reasonably required to meet a breakdown or other emergency when the parties believe in good faith that, under the conditions then existing, such transactions will be to their advantage and their customers' advantage, and (2) for KU and/or LG&E to provide or receive from each other any goods, at no more than cost less depreciation, that were purchased by each for their own use. The record in Case No. PUA000050 is on file with the Commission and is incorporated by reference in this Petition.

     On December 11, 2000, Powergen's acquisition of LG&E Energy was consummated, and Powergen became the indirect parent of LG&E and KU. As a result of the acquisition, Powergen and all intermediate utility holding companies between Powergen and LG&E Energy were required to be registered as holding companies under PUHCA. A chart showing Powergen's current corporate structure is attached as Appendix D to this Petition. The mailing address of Powergen is 53 New Broad Street, London EC2M 1SL England. Powergen's Articles of Association and Memorandum of Association are attached as Appendix E to this Petition.

     4. LG&E Energy is a corporation organized and existing under the laws of the Commonwealth of Kentucky. The address of LG&E Energy's principal business office is 220 West Main Street, Louisville, Kentucky 40202. By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU's then-parent company, KU Energy Corporation ("KU Energy"), with and into LG&E Energy with LG&E Energy being the surviving company. A chart depicting LG&E Energy's corporate structure is attached as Appendix F to this Petition.

     5. KU is a public service corporation organized and existing under the laws of the Commonwealths of Kentucky and Virginia. The address of KU's principal business office is One Quality Street, Lexington, Kentucky 40507. KU provides retail electric service to approximately 478,000 customers in 77 counties in Kentucky and five counties in southwestern Virginia. KU conducts business in Virginia under the name "Old Dominion Power Company." In Virginia, KU provides retail electric service to approximately 29,000 customers in the Counties of Lee, Wise, Dickenson, Scott and Russell and the City of Norton, Virginia, pursuant to Certificates of Public Convenience and Necessity issued by the Commission. KU does not have any wholesale customers in Virginia. In 2000, KU's Virginia revenue was approximately $41.7 million or 4.9% of KU's total utility revenues. A map showing the areas in Virginia served by KU and the electric system used to provide service in these areas is attached as Appendix G.

     By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU Energy with and into LG&E Energy, with LG&E Energy being the surviving parent company. As a result of that merger, KU joined LG&E as a wholly-owned subsidiary of LG&E Energy.

     LG&E is a Kentucky public service company and is a wholly-owned subsidiary of LG&E Energy. LG&E provides retail electric service to approximately 360,000 customers and retail gas service to approximately 290,000 customers in 17 counties in Kentucky.

III. The Proposed Acquisition Will Be Made in Accordance With the Law.

     6. The acquisition and transfer of ownership and control will be consummated in accordance with all applicable US and foreign laws and will be implemented in accordance with the UK City Code on Takeovers and Mergers.

     The proposed acquisition of Powergen may be effected in one of two ways: by a takeover offer or by a court-supervised scheme of arrangement pursuant to
Section 425 of the UK Companies Act 1985. In a takeover offer, E.ON would need to obtain acceptances of at least 90% of the Powergen shares outstanding (including shares already held by Powergen) or such lesser percentage as E.ON may decide as long as it is above 50%. There is also a procedure for exercise of compulsory acquisition where a minority of shareholders have not accepted the takeover offer. This procedure becomes exercisable when E.ON has acquired at least 90% of the Powergen shares it does not hold on the date the offer is made. E.ON would serve the compulsory acquisition notices on shareholders who had not accepted the offer immediately upon reaching the 90% level and, subject to the rights of dissenting shareholders (who may seek relief from the court upon application), completion of the acquisition of those shares would take place about six weeks later. One condition of the preconditional offer is that E.ON receive acceptances of not less than 90% of shareholders or such lesser percentage as E.ON may decide provided that this condition will not be satisfied unless E.ON has acquired or agreed to acquire at least 50% of the voting rights then exercisable at a general meeting of Powergen.

     Powergen and E.ON have agreed that E.ON may, with the consent of Powergen, implement the acquisition by way of a court-sanctioned scheme of arrangement under Section 425 of the UK Companies Act 1985, and that Powergen will not withhold its consent to proceeding by way of scheme unless it believes that a scheme will result in material delay in the context of the transaction. In a court-supervised scheme of arrangement, Powergen would make an application to the court for the court to summon a shareholders' meeting. It is at the court's discretion to order this meeting. Assuming the court orders a shareholders' meeting, the scheme must be approved by a majority in number of those voting, and 75% in value of the members voting. Assuming this approval is attained, the scheme then requires the sanction of the court at its discretion and is effective once the court order sanctioning the scheme has been delivered to the Registrar of Companies.

     Shareholders accepting E.ON's offer to purchase Powergen's shares will have the option to receive loan notes to be issued by E.ON instead of some or all of the cash consideration to which they otherwise would receive. The loan notes will be issued in multiples of (pound)1 and fractional entitlements to loan notes will be disregarded. The loan notes will bear interest at a rate of 50 basis points per annum below the six months sterling deposits LIBOR payable six months in arrears. The loan notes will be transferable, but no application will be made for them to be listed or dealt in on any stock exchange. After six months after the date of issuance, the loan notes will be redeemable, in whole or in part, on any interest payment date. Any loan note not previously repaid, redeemed or purchased will be repaid in full on the first interest payment date falling on or after the fifth anniversary of the date of issuance. This loan note alternative is within E.ON's discretion unless the aggregate shareholder elections for loan notes exceed (pound)25 million. The loan notes will not be registered under the United States Securities Act of 1933, as amended, or under any relevant securities laws of any state or district of the United States and will not be registered under any relevant securities laws of any other country. Unless an exemption under such Act or laws is available, the loan notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

     7. Upon LG&E Energy's merger with a subsidiary of Powergen, Powergen and the intermediate companies between Powergen and LG&E Energy became registered public utility holding companies under PUHCA, and LG&E Energy, LG&E and KU became part of Powergen's registered holding company system. KU, by virtue of its ownership of an interest in Electric Energy, Inc. ("EEI"), remained a holding company, exempt from registration under PUHCA. Following the acquisition of Powergen by E.ON, it is expected that E.ON will itself become a registered public utility holding company under PUHCA and that LG&E Energy, LG&E and KU will become part of E.ON's registered holding company system. KU is expected to remain exempt from registration under PUHCA. After the acquisition, the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of KU as it did before the acquisition. The acquisition will have no effect on KU's contractual relationship with or ownership interest in the Ohio Valley Electric Corporation, and no effect on KU's contractual relationship with or ownership interest in EEI. LG&E will continue in existence as a corporation organized under Kentucky law. KU will continue in existence as a corporation organized under Kentucky and Virginia law.

     8. Closing the offer is subject to a number of other conditions as well. It is subject to approval by the Kentucky Public Service Commission, and such regulatory approval as may be required by the Tennessee Regulatory Authority.

     Petitioners must receive approval of the acquisition from the Federal Energy Regulatory Commission ("FERC").

     Petitioners must receive approval by the United States Securities and Exchange Commission ("SEC"), after which E.ON expects to register with the SEC as a holding company under PUHCA. As LG&E Energy, LG&E and KU are today part of Powergen's registered holding company under PUHCA they also will be a part of E.ON's registered system under PUHCA. Neither their on-going operations nor their state regulatory authority will be affected. For example, Petitioners will continue to utilize LG&E Energy Services to provide LG&E and KU with administrative, management and support services pursuant to its Service Agreement. However, as a result of becoming a registered holding company under PUHCA, it is anticipated that E.ON will be required to divest itself of certain non-utility operations, including specialty chemicals and real estate subsidiaries.

     A filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be made, but Petitioners do not believe the acquisition implicates any provision of the federal antitrust laws.

     A filing under the Exon-Florio provision of the Defense Production Act of 1950 will be made, although Petitioners do not believe that the acquisition will affect national security interests or that any action will be taken under that statute.

     Copies of the filings noted herein will be filed with this Commission when or shortly after they are filed with the other commissions or agencies.

     In addition, the acquisition requires clearance by the European Commission under the EC Merger Regulations and confirmation from the Office of Gas and Electricity Markets in the United Kingdom.

     Because the Petitioners will undergo the aforementioned approvals, the acquisition will be in accordance with the law.

IV. Corporate Structure and Regulation Following the Proposed Acquisition.

     9. After receipt of all necessary regulatory approvals and satisfaction or waiver of other conditions to the completion of the proposed acquisition, Powergen will be acquired by E.ON and will become a wholly-owned subsidiary of E.ON. Following the completion of the proposed transaction, LG&E Energy, LG&E and KU will survive the acquisition and each will retain its separate existence. Upon completion of the proposed acquisition, LG&E Energy, either directly or through various intermediate companies, will become a fully owned and controlled subsidiary of E.ON, and LG&E and KU will remain directly owned first-tier subsidiaries of LG&E Energy together with LG&E Capital, LG&E Energy Marketing, LG&E Energy Services and the Foundation. There will be no change in the corporate structure of LG&E Energy, or of LG&E or KU. E.ON will own Powergen as a subsidiary either directly or via wholly-owned intermediate companies. Holders of Powergen's ordinary shares will not become holders of E.ON shares, but each ordinary share of Powergen will be converted into the right to receive (pound)7.65 each or approximately $11.00 or equivalent loan notes. The preferred stock and debt obligations of KU will not be changed, converted or otherwise exchanged in the acquisition and will continue to be the obligations of KU following the acquisition.

     10. E.ON attaches great importance to the skills and experience of Powergen's, LG&E Energy's, LG&E's and KU's existing managers and employees. Upon completion of the proposed acquisition, Powergen will operate as a separate subsidiary of E.ON. Powergen's management team will be responsible for the development and operation of E.ON's Anglo-American energy business under consideration of E.ON's overall group strategy. The Board of Directors of each subsidiary and their corporate officers will continue in office unless and until the respective Board determines otherwise. Victor A. Staffieri, President and Chief Executive Officer of LG&E Energy, will serve as an executive director on Powergen's Board. LG&E Energy will continue as a separate Kentucky corporation with two direct operating utility subsidiaries: LG&E and KU. LG&E will continue its separate corporate existence, operating under the name "Louisville Gas and Electric Company." KU will continue its separate corporate existence, operating under the names "Kentucky Utilities Company" and "Old Dominion Power Company."

     11. KU will continue to function as public utilities subject to the regulatory jurisdiction of this Commission, the Kentucky Public Service Commission, and, to the extent required by applicable law, the Tennessee Regulatory Authority. The FERC will continue to regulate KU's transmission services and wholesale rates as before the acquisition.

V. Holding Company Registration Under PUHCA.

     12. As stated earlier, subject to SEC approval of the acquisition, E.ON is expected to register as a holding company under PUHCA. As a registered holding company, it will be subject to various statutory and administrative requirements under PUHCA, including the possibility that divestment of non-utility assets may be required. As is the case with the current Powergen holding company, the SEC will have jurisdiction over the registered holding company and will, among other things, place certain restrictions on affiliate transactions, including the holding companies' ability to provide services to the utility operating subsidiaries, and the allocation of costs to and from utility operating companies within the holding company structure. However, since LG&E Energy, LG&E and KU today operate as part of Powergen's registered holding company, they will after consummation be a part of E.ON's registered holding company under PUHCA. There will be no change in KU's operations, or the manner and exercise of the Commission's jurisdiction over KU.

     13. The previous registration of Powergen and its subsidiary companies under PUHCA has imposed a number of restrictions on their operations. Registration of E.ON will impose similar restrictions on E.ON. These restrictions will include a requirement that the SEC approves in advance certain securities issuances, sales and acquisition of utility assets in the US and acquisitions of other businesses. In addition, PUHCA limits the ability of registered holding companies and their subsidiaries to engage in various businesses. Generally stated, PUHCA limits a holding companies' activities to utilities operations, activities needed to support utility operations, energy-related businesses, exempt wholesale generators, foreign utility companies and telecommunications. As a result of registration, E.ON anticipates that it will be required to divest various non-utility operations. However, Petitioners do not expect that any additional restrictions will be placed on the activities of E.ON, LG&E Energy, LG&E or KU.

     In the course of E.ON's registration under PUHCA, and in the process of reorganizing so that LG&E Energy is no longer a subsidiary of Powergen but remains a subsidiary of E.ON or of a US intermediate holding company that is 100% owned and fully controlled by E.ON, Powergen is expected to de-register and become a FUCO.

     14. The proposed acquisition will not alter the authority of the Commission to regulate KU's utility operations, or impair or jeopardize adequate service to the public at just and reasonable rates. KU will continue to be a public utility under and subject to the Commission's jurisdiction. The proposed acquisition and subsequent holding company registrations will not prevent the Commission or the FERC from reviewing the books and records of either KU or its utility and non-utility affiliates and parents and the companies will provide access to their personnel as well. After the proposed acquisition, the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of KU as it did before the proposed acquisition. Furthermore, KU commits that it will not assert that the SEC's jurisdiction legally preempts the Commission from disallowing recovery in retail rates of the cost of goods and services that KU obtains from LG&E Energy Services, Inc. KU otherwise retains the right to assert that the charges are reasonable and appropriate.

VI. The Proposed Acquisition is in the Public Interest.

     15. The purpose of the proposed acquisition is to, among other things, make KU part of a much larger enterprise, well-positioned to serve customers given accelerating changes in the energy industry across the world, while maintaining the connections between KU and the communities it serves. Petitioners believe that the merger is critical for ensuring that KU remains able to continue meeting its commitments to its customers, to its communities and to the Commonwealth as a whole.

     16. An important benefit of the proposed acquisition and transfer of ownership and control will be the enhancement of KU's financial strength. E.ON is very strong financially and will have available resources of up to (euro)50 billion (approximately $45 billion as of April 6, 2001) with which to continue to pursue its goals of expansion. The proposed acquisition gives good reason to expect that the credit agencies will upgrade KU's bond ratings, thereby lowering its costs of capital. This will be a substantial benefit of the proposed acquisition. As a result of the proposed acquisition, KU's financial strength will be improved and the company will have better access to capital markets.

     17. Petitioners recognize that the energy industry has entered a period of accelerating evolution, rapid deregulation and regulatory change, and increased competition. In this environment, size and scale have become critical and necessary prerequisites to success. The proposed acquisition will result in sharing the best practices to provide the best possible service to customers at the lowest cost.

     18. By becoming part of a larger entity with greater resources, KU will be better able to utilize new economically beneficial developments in transmission and distribution technology, information systems and capital markets. Moreover, because E.ON's existing utility operations are outside the US, there will be no increase in market concentration at either the wholesale or retail levels.

     For the reasons stated, the proposed acquisition clearly is consistent with the public interest.

VII. Following the Proposed Acquisition, KU Will Continue to Provide Adequate Service at Just and Reasonable Rates.

     19. E.ON and KU commit that all transaction-related costs, including the premium to be paid by E.ON for Powergen's stock, shall be excluded for ratemaking purposes for KU. E.ON's acquisition of Powergen will not impact the benefits customers currently receive as the result of the merger approved in Case No. PUA970041, including KU's merger surcredit associated with the KU- LG&E merger synergies and the five year commitment to cap base rates through June 30, 2003.

         Following the proposed acquisition, the customers of KU will continue to receive the same high-quality energy services and will have the same business arrangements with KU as before the proposed acquisition. E.ON has the same commitment to high quality service as does Powergen and LG&E Energy, and will fully support maintaining the KU excellent service record. KU will continue to be highly responsive to customer needs. KU's headquarters will remain in Lexington, Kentucky, and KU will maintain a substantial presence throughout its service territory in order to conduct its multistate operations. KU will continue to operate through regional offices with local service personnel and line crews available to respond to customers' needs.

         20. KU will continue as a direct subsidiary of LG&E Energy and will continue to have the financial, technical, and managerial abilities required to provide high-quality, reliable service consistent with its statutory obligation to provide adequate service to the public at just and reasonable rates.

     21. Therefore, in day-to-day terms, the proposed acquisition is not expected to have any negative impact on customer service or reliability. Rates and customer-service phone numbers, for example, will not be affected. Because local management, operations and systems will remain intact, this will be a transparent transaction for customers.

VIII. Financial Abilities, Credit Ratings and Dividend Policy.

     22. Following the proposed acquisition, E.ON and KU will have the financial ability to provide reasonable service. E.ON has resources and bank facilities in place to finance the acquisition of Powergen. E.ON intends to dispose of certain non-utility assets in order to meet the requirements of PUHCA, thus providing additional resources. Powergen, LG&E Energy or any LG&E Energy's subsidiaries, including KU, will not incur any additional indebtedness or issue any securities to finance any part of the purchase price paid by E.ON for Powergen stock. Following the acquisition, KU will continue to maintain its balanced capital structure. E.ON will have available resources of up to (euro)50 billion (approximately $45 billion as of April 6, 2001) with which to continue to pursue its strategic goals.

     Additional indicators of E.ON's financial integrity and resources include the fact that E.ON: (1) at year end 2000 has assets of over (euro)106.2 billion ($99.7 billion as of December 31, 2000) and a market capitalization of over
(euro)39.5 billion ($35.7 billion as of April 6, 2001), (2) has expansive access to international capital markets and, due to its strong credit ratings and liquid assets, the ability to attract capital at reasonable rates, (3) has the ability to maintain the quality of already very strong debt and investment grade credit ratings, and (4) will sell non-utility assets to refocus its core business operations to comply with SEC regulations if required.

     KU also will benefit from E.ON's substantial financial strength and access to financial markets. If, for any reason, neither E.ON nor Powergen is able to provide needed capital, KU will have the ability in the future to seek alternative funding subject to any necessary regulatory approval. KU will not guarantee the debt of any affiliate of E.ON without prior Commission approval. KU will provide financing for E.ON's investment only through payment of dividends from shareholder-owned funds and will not guarantee the credit of any affiliates without Commission approval. Powergen, LG&E Energy, or any of LG&E's subsidiaries, including KU, will not borrow or issue any security, incur any debt or pledge any assets to finance any part of the purchase price paid for Powergen shares. E.ON represents and agrees that the cost of the purchase of Powergen shares shall be excluded from the cost of service and rates of KU.

     23. E.ON has one of the best corporate credit ratings of electric utility companies in Europe. Attached as Appendix H to this Petition is a map depicting the European electric utilities and indicating the corporate credit ratings assigned by Moody's Investors Services as of May 4, 2001. Also attached as Appendix I to this Petition is a list of International Electric Credit Rankings of Companies in Europe, Middle East, Africa and Asia/Pacific setting forth the corporate credit ratings assigned by Moody's Investors Services. E.ON will purchase the shares of Powergen with existing liquid assets and lines of credit, and still retain sufficient purchasing ability to make further acquisitions in the near future.

     E.ON's long-term debt rating of Aa2 and short-term rating of Prime-1 have been confirmed by Moody's Investors Service. The outlook for the rating has been upped from negative to stable. Additionally, Standard & Poor's has given E.ON a long-term senior debt rating of AA, a short-term debt rating of A1+ and has placed E.ON on negative Credit Watch after the announcement.

     Moody's has placed the Baa1/Prime-2 issuer ratings of Powergen and the ratings of LG&E Energy, as well as LG&E Capital Corp., on review for possible upgrade reflecting the anticipated support these companies will receive from becoming a core part of E.ON's Aa2 group. At the same time, the ratings of LG&E and KU were confirmed by Moody's at their present levels. Additionally, Standard & Poor's has given Powergen a senior secured debt rating of BBB+, an issuer rating of BBB+ and a commercial paper rating of A2. As a result of the announcement of the proposed acquisition, Fitch IBCA initiated a Rating Watch Positive for Powergen to reflect the potential for improvement of Powergen's credit profiles. A summary of the credit ratings of E.ON and Powergen is attached as Appendix J to this Petition.

     All Moody's and S&P ratings for LG&E Energy, LG&E, KU and LG&E Capital are on credit watch for upgrade as a result of the E.ON acquisition announcement. Fitch IBCA has placed LG&E Energy and LG&E Capital on credit watch positive, and

LG&E and KU on credit watch evolving, all following the E.ON acquisition announcement. A summary of the corporate credit ratings for LG&E Energy, LG&E Capital, LG&E and KU is attached as Appendix K to this Petition.

     The outcome of the rating agencies' pronouncements is that both Standard & Poor's and Moody's expect E.ON and Powergen to retain strong investment grade credit ratings, and therefore, remain financially stable. It is anticipated that E.ON's proposed acquisition of Powergen's shares will improve the credit ratings of KU and allow greater access to capital markets at reasonable costs.

     24. After E.ON's proposed acquisition is complete, E.ON's Board of Management will have the responsibility for the dividend policy and will exercise its authority consistent with preserving the financial strength of KU.

IX. Technical and Managerial Abilities.

     25. E.ON is currently the fourth largest electricity provider in the world, ranked by electricity sales volume (pro forma 2000). E.ON (including its minority shareholdings) supplies electricity and natural gas to approximately 25 million customers. E.ON has vast technical experience by virtue of its attributable 29,000 megawatts of total generation capacity (as of year-end 2000) and as a leader in German electricity generation and distribution with a strong portfolio of international energy assets covering substantial areas of Europe. E.ON has a presence in all major European electricity markets except the United Kingdom, France, and Spain, and has stakes in and co-operations with energy utilities in Sweden, Switzerland, The Netherlands, Italy, Poland, Russia, Latvia, Hungary, Austria and the Czech Republic. This experience ensures E.ON has the technical ability to provide reasonable service to Virginia ratepayers. In addition, although not directly transferable into the United States marketplace at this time, E.ON has substantial technical expertise with regard to deregulation so that E.ON will be able to draw on that background as Virginia proceeds to implement its restructuring legislation.

     Through distribution companies, in most of which E.ON Energie owns a majority interest, E.ON's electricity division distributes electricity, heat, gas and water to regional and municipal utilities, large industrial customers and standard-rate customers (households and small businesses) comprising about one-third of the electric consumption in Germany. Attached to this Petition as Appendix L is a chart that sets forth the regional distributors of E.ON Energie while also indicating percentage ownership. E.ON Energie, including its minority shareholdings, also supplies more than 30% of Germany's natural gas. Appendix M attached to this Petition provides a map of E.ON's gas activities. E.ON also owns a substantial German water utility that supplies natural gas to its customers.

     E.ON Energies's major participation in German and European utilities is portrayed on Appendix N attached to this Petition, and a chart showing E.ON Energie's international shareholdings is attached to this Petition as Appendix
O. E.ON's transmission grid stretches from Scandinavia to the Alps and is interconnected with the Western European power grid (UCPTE) with links to the Netherlands, Austria, Switzerland and Eastern European powergrid (CENTREL). With a transmission system length of over 37,000 km and a coverage area of nearly 170,000 square km, the grid covers more than one-third of the surface area of Germany. Attached as Appendix P to this Petition is a map of E.ON Energie's transmission system. The high-voltage network allows long-distance power transport at low transmission losses.

     E.ON Energie has power plants throughout Europe. Attached as Appendix Q to this Petition is a map indicating the location of power plants in Central Europe as of January 2001. E.ON's total generation capacity is balanced between bituminous coal (commonly known as "hard coal"), lignite, gas, nuclear energy, water and CHP/renewables. Appendix R attached to this Petition is a chart showing E.ON's installed generation capacity by fuel source. Furthermore in 2000, E.ON's electric generation represented 72% of its total electricity procurement. Appendix S attached to this Petition is a chart regarding E.ON's procurement of electricity. The existing nuclear and hydroelectric power plants are E.ON's cheapest source of power and, together with lignite-based power plants, are used mainly to cover base load. Hard coal is utilized mainly for intermediate load, while the other energy sources are used primarily for peak load. E.ON holds leading market positions in Germany, Scandinavia, the Netherlands and Eastern Europe.

     Upon completion of the proposed acquisition and transfer of ownership and control, E.ON will be the world's second largest utility company and the largest investor-owned utility based on pro forma 2000 electricity sales of 323 trillion watt hours. Additionally, E.ON (including minority shareholdings) will have approximately 30 million electric and natural gas customers.

     26. Because of the range of nations and economies in which E.ON has operations, it has developed the technical and managerial expertise to deal with a wide variety of regulatory and economic environments. In Germany, E.ON operates now in a fully liberalized power market and has successfully changed its corporate structure and managerial abilities according to the needs of a competitive environment. E.ON, through its predecessor companies, VEBA and VIAG, brings over 75 years of experience in the utility business. It has developed expertise and experience in operating regulated and unregulated energy companies in competitive markets. Most recently, E.ON has been operating as an energy utility in a deregulated environment in Germany. This experience will prove valuable now, as well as, during future periods of regulatory changes.

     27. Developing innovative and environmentally friendly technologies is a top priority for E.ON. E.ON continues to update its power station technology, including improving materials, optimizing operations, and developing new methods and processes for coal-based generation such as circulating pressurized fluidized bed technology. E.ON is active in applying the latest advances in power storage and distribution technology, including high temperature superconductors, new switching components and improved batteries. E.ON is developing and using renewables such as wind, biomass and solar energy, as well as, innovations like micro-energy technology such as fuel cells.

     28. E.ON has extensive managerial experience with companies involved in energy activities. E.ON is the holding company for E.ON Energie. E.ON and its subsidiaries employ more than 180,000 people. Of that number, 34,400 are employees of E.ON Energie and its subsidiaries. Comparatively, LG&E Energy, LG&E and KU combined have approximately 3,200 employees.

     As with the companies' technical staffs, E.ON recognizes the high skills of Powergen's, LG&E Energy's, LG&E's, and KU's existing managerial staffs and intends to preserve the staffs of those four companies and all the teamwork they have created following the proposed acquisition.

     The corporate officers of LG&E Energy, LG&E and KU will be entitled to maintain their current titles and responsibilities unless and until otherwise determined by each company's respective Board of Directors.

     KU will continue to operate through regional offices with local service personnel and field crews available to respond to customers' needs and personnel necessary to operate and dispatch its existing system.

     29. KU will continue to enjoy the technical and managerial abilities that resulted from the merger of LG&E Energy with Powergen, further strengthened by the additional technical and management expertise of E.ON. Their managers and employees will continue to benefit from exposure to a worldwide utility entity with a more prominent international position. KU will benefit from E.ON's expertise and will continue to benefit from an association with Powergen. Both companies have gained experience and expertise in their competitive marketplaces. KU will not serve as an employer of last resort for employees, assets or products associated with failed or troubled non-utility affiliate ventures of Powergen, LG&E Energy or E.ON. As a result of the acquisition, the management of KU stands to be further strengthened and will not suffer a diversion of valuable resources.

X. Utility Accounts, Books and Records.

     30. Following consummation of the proposed acquisition, KU will continue to operate as a public utility, will keep its books and records, will make accounting entries according to the Uniform System of Accounts. E.ON recognizes access to its books and records may be necessary for the Commission to exercise adequate regulatory authority over KU. Accordingly, E.ON will provide the Commission access to its books, records, and personnel as required to achieve this. After the proposed acquisition, LG&E Energy and KU also will continue to adhere to the applicable conditions described in the Commission's Orders in Case Nos. PUA970041, PUF990010, and PUF990027, reporting requirements, and access to the books and records of other affiliates and subsidiaries engaged in transactions with KU.

XI. The Proposed Acquisition is Consistent With the Public Interest and Will Not Impair or Jeopardize the Provision of Adequate Service at Just and Reasonable Rates

     31. The proposed acquisition is consistent with the public interest and will not impair or jeopardize the provision of adequate service at just and reasonable rates. As an indirect subsidiary of E.ON, KU will be part of a larger, stronger entity with an international presence. It will be better able to withstand the impact of increased competition and industry change, and better able to ensure that its customers continue to receive the benefits flowing from its combined operation with Powergen. The operation of LG&E Energy as a wholly-owned indirect subsidiary of E.ON is essential to preserve the strength and stability of LG&E Energy and KU at a time of increasing change and competition. Therefore, the proposed acquisition will preserve the benefits customers receive and is consistent with the public interest. The proposed acquisition will not detract from the benefits customers currently receive as the result of the merger approved in Case No. PUA970041, including KU's merger surcredit associated with the KU - LG&E merger synergies and the five year commitment to cap base rates through June 30, 2003.

XII. Commission PUHCA Certification of E.ON.

     32. Section 33(a)(2) of PUHCA (15 U.S.C. ss.79z-5b) provides, inter alia, that certain exemptions from its provisions afforded E.ON Energie and any other entity that now or in the future is a foreign utility company, are not applicable unless every State commission having jurisdiction over the retail electric rates of a public utility company that is an affiliate of E.ON has certified to the SEC that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority.

     33. Upon approval of the proposed acquisition, Petitioners request, as the petitioners in Case No. PUA000050 requested, that this Commission certify to the SEC pursuant to Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect KU's ratepayers subject to its jurisdiction and that it intends to exercise that authority.

XIII. The Services Agreement does not need Further Approval.

     34. E.ON accepts the conditions placed on the Service Agreement by the Commission in its August 10, 2000 Order in Case No. PUA000050. No further approval of the Services Agreement under Chapter 4 of Title 56 of the Code is necessary. If and when changes to the Services Agreement are desired, KU, pursuant to Chapter 4 of Title 56 of the Code, will request the Commission's approval. XIV. KU will not Guarantee the Debt of LG&E Energy without Prior Approval. 35. In its petition filed with the Commission in Case No. PUA970041, KU warranted that it would not guarantee the debt of LG&E Energy or LG&E Energy's non-utility affiliates. The Commission's Order of January 20, 1998, in Case No. PUA970041, approved the merger on certain conditions, including prohibiting KU from guaranteeing the debt of LG&E Energy and its affiliates without prior Commission approval. KU will comply with this condition at all times.

     36. LG&E Energy will seek Commission approval before issuing capital to KU under Title 56, Chapters 3 and 4 of the Code.

     37. KU currently has no outstanding authority under Title 56, Chapter 3 of the Code related to the issuance of long-term debt, preferred stock or common equity. Authority to borrow up to $250 million in short-term debt and to participate in a Money Pool and borrow up to this short-term debt limit from the Money Pool was granted by the Commission in Case No. PUF990010 and will expire on December 31, 2001. As a result, KU is limited to borrowing short-term funds up to $250 million. The 2001 Proposed Financing Plan filed with the Commission by letter dated January 30, 2001 shows that very little new external financing will be required.

XV. Memorandum of Agreement

     38. E.ON accepts and reaffirms the commitments made by KU to the Commission in that certain Memorandum of Agreement dated July 13, 2000 entered into by the petitioners in Case No. PUA000050, a copy of which is attached hereto as Appendix T. The Commission's August 10, 2000 Order approving the merger in Case No. PUA000050 specifically referenced and incorporated the Memorandum of Agreement as a condition to that Order.

     WHEREFORE, Petitioners request that the Commission enter a final order as follows:

     1. Finding that, after the acquisition of ownership and control of Powergen by E.ON pursuant to the Offer Announcement, KU will continue to have financial, technical, and managerial abilities to provide adequate service to its Virginia customers at just and reasonable rates, and that the transfer of ownership and acquisition of control of KU is in accordance with the law and consistent with the public interest;

     2. Approving the transfer of ownership of KU through the acquisition of ownership and control of Powergen by E.ON pursuant to Sections 56-88.1 and 56-90 of the Code;

     3. Determining that E.ON, Powergen, LG&E Energy or any intermediate company between LG&E Energy or E.ON will not, by reason of ownership of all outstanding shares of common stock of LG&E Energy, which in turn owns all outstanding common shares of LG&E and KU, be a public service company in Virginia as defined in
Section 56-1 of the Code as they will not own, operate, or manage any facilities

Pused in connection with the generation, production, transmission, and distribution of electricity for the public, for compensation for light, heat, power or other uses;

     4. Petitioners further request that the Commission certify to the SEC under
Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect the ratepayers of KU subject to its jurisdiction and it intends to exercise that authority;

     5. Petitioners further request that the Commission declare that no further approval of the Services Agreement under Chapter 4 of Title 56 of the Code is necessary; and

     6. Granting all other necessary or appropriate authorizations.

May 25, 2001                        Respectfully submitted,



                                    ------------------------------------
                                    Kendrick R. Riggs
                                    Lisa Ann Vogt
                                    Joseph A. Kirwan
                                    Maureen M. Carr
                                    OGDEN NEWELL &
                                    WELCH PLLC
                                    1700 Citizens Plaza
                                    500 West Jefferson Street
                                    Louisville, Kentucky 40202

---------------------------------
John R. McCall,
Executive Vice President,
General Counsel and Corporate Secretary
for LG&E Energy Corp. and
Kentucky Utilities Company
220 West Main Street
Louisville, Kentucky  40202




---------------------------------
David Jackson
General Counsel and
Corporate Secretary
- and -
Sara Vaughn
Head of Corporate Regulation
Powergen plc
53 New Broad Street
London, EC2




---------------------------------      ---------------------------------
Michael Sohlke                          Guntram Wuerzberg
Executive Vice President,               Vice President, General Legal Affairs
E.ON AG                                 E.ON AG
Bennigsenplatz 1                        Bennigsenplatz 1
D - 40474  Dusseldorf                   D - 40474  Dusseldorf

                                                                      Appendix C


                                                               LLG&M Translation
                                                        from German into English


                                                          Charter of E.ON AG

                                                         (as of November 2000)



General Provisions

Sec. 1

(1) The name of the corporation is E.ON AG. It shall have its registered office in Dusseldorf.

(2) The financial year shall be the calendar year.


Purpose of the Corporation

Sec. 2

(1) The corporation controls a group of companies which is primarily active in the following business sectors:

- energy, with main operations in electricity, gas and oil as well as water and waste disposal,

- chemicals, principally consisting of specialty chemicals, construction chemicals, and petrochemicals as well as activities in

-  telecommunications and

-  real-estate management.

In addition, the corporation shall be authorized to manage businesses involving distribution and logistics, aluminum, silicon wafers, and packaging.

(2) Activities in these business sectors include generation, processing, distribution, transmission, supply and trading. Facilities of all kinds may be erected, acquired, and operated, and services and business cooperations of all kinds may be undertaken.

(3) The corporation itself may also conduct business in the sectors stated in paragraph (1) and, in particular, it may enter into individual transactions. It shall be authorized to take all actions and measures associated with, or directly or indirectly suited to serve, the purpose of the corporation.

(4) The corporation may also establish and purchase other companies and acquire shareholdings in other companies, particularly of those companies whose purpose includes, completely or partially, the aforementioned business sectors. It shall further be authorized to acquire interests in companies of all kinds with the primary objective of investing financial resources. It may amend the structure of companies in which it holds an investment, place them under joint control, or confine itself to the administration of such companies and dispose of its investments.


Capital Stock and Shares


Sec. 3

(1) The capital stock shall total (euro)1,984,577,075.00 and consist of 763,298,875 bearer shares without par value.

(2) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)180,000,000 through one or more issuance(s) of new bearer shares without par value in exchange for cash contributions (authorized capital pursuant to Sec. 202 et seq. of the German Stock Corporation Act, AktG). Shareholders shall be granted subscription rights in this connection.

However, the management board shall be authorized, subject to the approval of the supervisory board, to exclude fractional amounts from shareholders' subscription rights and may also exclude subscription rights to the extent necessary to enable persons--who hold conversion or option rights of the corporation that were issued at the time the authorized capital is utilized and which were provided in connection with the issuance of convertible or option bonds--to receive subscription rights with respect to new shares to the extent to which they would be entitled thereto upon the exercise of their conversion or option rights.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(3) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)150,392,201 through one or more issuance(s) of new bearer shares without par value in exchange for contributions in kind (authorized capital pursuant to Sec. 202 et seq. of the German Stock corporation Act, AktG). Shareholders' subscription rights shall be excluded.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(4) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)180,000,000 through one or more issuance(s) of new bearer shares without par value in exchange for cash contributions (authorized capital pursuant to Sec. 202 et seq. of the German Stock corporation Act, AktG). Shareholders shall be granted subscription rights in this connection.

The management board shall be authorized, however, subject to the approval of the supervisory board, to exclude shareholders' subscription rights in connection with the issuance of up to 10 percent of the corporation's capital stock, as determined at the time of issuance, to the extent that subscription rights have not already been excluded pursuant to Sec. 186(3) AktG clause 4 in connection with the issuance of bonds based on the authorization proposed in item 9 of the agenda of the annual shareholders' meeting of May 25, 2000 and in connection with the sale of shares that were acquired pursuant to a right to repurchase shares of the corporation. If shareholders' subscription rights are excluded, the price at which new shares are issued may not be significantly below the price quoted on the stock exchange.

In addition, the management board shall be authorized, subject to the approval of the supervisory board, to exclude fractional amounts from shareholders' subscription rights and may also exclude subscription rights to the extent necessary to enable persons--who hold conversion or option rights of the corporation at the time the authorized capital is utilized and which were provided in connection with the issuance of convertible or option bonds--to receive subscription rights with respect to new shares to the extent to which they would be entitled thereto upon the exercise of their conversion or option rights.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(5) The corporation's capital stock has been conditionally increased by up to
(euro)75,000,000. The conditional capital increase shall only be implemented to the extent to which conversion or option rights are exercised by holders of conversion or option rights, which have been issued by the corporation or corporations in which the corporation holds, directly or indirectly, a majority interest pursuant to the authorization granted by the May 25, 2000 shareholders' meeting. The new shares shall participate in profits as of the beginning of the fiscal year in which they are issued upon the exercise of conversion or option rights.

The supervisory board shall be authorized to amend Sec. 3 of the Charter to reflect the extent to which the conditional capital has been utilized.

Sec. 4


(1) The management board shall decide on the form and content of share certificates, dividend coupons, and talons.

(2) The shareholders' right to have their shares and dividends represented by certificates shall be excluded as long as the regulations of a stock exchange on which the shares are listed do not require them to be represented by certificates. Certificates for multiple shares may be issued.



Executive Bodies of the Corporation


Sec. 5


The executive bodies of the corporation are:

1.  the management board,

2.  the supervisory board, and

3.  the shareholders' meeting.



The Management Board


Sec. 6


The management board shall consist of at least two members. Deputy members of the management board may be appointed. The supervisory board shall decide on the number of members as well as on their appointment and removal.

Sec. 7


The corporation shall be legally represented by two members of the management board or by one member and one holder of a special power of attorney (Prokurist).



The Supervisory Board


Sec. 8


(1) The supervisory board shall consist of twenty members.

(2) The members of the supervisory board shall be elected to hold office until the time at which the shareholders' meeting ends at which the conduct of the management board and of the supervisory board is approved in the fourth fiscal year after their election. The fiscal year in which they were elected shall not be counted for this purpose.

(3) A substitute of a member who has left the supervisory board shall be elected for the remaining tenure of office.

(4) Any member of the supervisory board may resign from office by giving two weeks' prior written notice to the chairman of the supervisory board.

Sec. 9


(1) The supervisory board shall elect a chairman and a deputy chairman.

(2) If the chairman or deputy chairman leaves the supervisory board prior to the end of the tenure of office, the supervisory board shall immediately hold new elections.

Sec. 10


(1) The supervisory board shall oversee the conduct of business by the management board as provided by law.

(2) All matters which the management board wishes to submit to the shareholders' meeting shall first be submitted to the supervisory board.

Sec. 11


(1) The supervisory board shall be convened by written notice of the chairman or his deputy, stating the agenda, the place, and time of the meeting. In urgent cases, it is sufficient if notice is given orally, by telephone, or by wire.

(2) The chairman shall call a meeting of the supervisory board if requested by any member of the supervisory board or by the management board.

Sec. 12


(1) A quorum of the supervisory board member shall be constituted if all of its members have been notified and at least one-half of its members participate in the voting.

(2) Absent members of the supervisory board may participate in adopting resolutions by submitting their votes in writing through other members of the supervisory board.

(3) Resolutions shall be adopted by a simple majority of the votes cast unless otherwise provided by law.

(4) If a vote in the supervisory board results in an equal number of votes and if a second vote on the same matter also results in an equal number of votes, then the chairman of the supervisory board shall have two votes with respect to the second vote. Sec. 108(3) AktG shall also apply with respect to the casting of the supervisory board chairman's second vote. The deputy chairman shall not be entitled to a second vote. The chairman shall determine the order in which the topics on the agenda will be addressed and the type and order of votes. In the event of an equal number of votes, the chairman shall decide whether a second vote is to be cast at the same meeting.

(5) Minutes of the proceedings and resolutions of the supervisory board shall be prepared and signed by the chairman or his deputy.

Sec. 13


(1) Resolutions of the supervisory board may also be adopted by obtaining statements in writing, by telephone or by wire provided a member of the supervisory board does not object to this manner of voting in the particular instance. The chairman shall record the result of the vote in the minutes.

(2) The provisions on oral voting shall apply accordingly.

Sec. 14


Legally binding declarations of the supervisory board shall be issued in its name by the chairman of the supervisory board or his or her deputy.

Sec. 15


(1) In addition to the reimbursement of their expenses, which shall also include the value-added tax on their remuneration, members of the supervisory board shall receive a fixed remuneration of (euro)10,000.00 per fiscal year. In addition, members of the supervisory board shall receive a meeting attendance fee of (euro)1,000.00.

(2) Members of the supervisory board shall also receive a remuneration of
(euro)1,250.00 for every one percent by which the dividend paid to the shareholders exceeds four percent of the corporation's capital stock.

(3) The chairman shall receive three times the remuneration, his or her deputy double the remuneration, and each member of a committee one-and-a-half times the remuneration.



Shareholders' Meeting


Sec. 16


The shareholders' meeting shall be convened by the management board or, if required by law, by the supervisory board at least one month prior to the day, prior to the end of which the shares are to be deposited (see Sec. 18).

Sec. 17


The shareholders' meeting shall be held in the city in which the corporation maintains its registered office or in another major German city. It shall be convened by the management board in agreement with the chairman of the supervisory board.

Sec. 18


(1) Only those shareholders shall be entitled to participate and vote at the annual meeting, who deposit their shares or certificates of deposit relating thereto and issued by a securities clearing and deposit bank, no later than by the end of the seventh day prior to the day of the shareholders' meeting, with a notary public, a securities clearing and deposit bank, or another depository specified in the notice of meeting and leave them deposited until the end of the shareholders' meeting. If the seventh day prior to the day of the shareholders' meeting is a Sunday or public holiday, or if banks are closed on that day, the deadline shall be the last banking day prior to that day.

(2) It shall also be permissible, with the consent of a depositary, to deposit the shares with another financial institution provided that the shares are frozen until the end of the shareholders' meeting.

(3) If shares are deposited with a notary public, his or her confirmation of such deposit shall be submitted to the corporation no later than the day following the day on which the deposit deadline expires.

(4) If no share certificates have been issued, the management board shall specify in the notice of meeting the conditions that need to be met for shareholders to participate in the shareholders' meeting.

Sec. 19


(1) The chairman of the supervisory board or, in his or her absence, another supervisory board member selected by the supervisory board shall preside over the shareholders' meeting.

(2) The chairman of the shareholders meeting shall preside over the discussions and determine the order in which topics on the agenda will be addressed and the manner of voting.

Sec. 20


(1) Each shareholder may be represented by a proxy who is authorized by a written power of attorney.

(2) The chairman of the shareholders' meeting shall decide if there is doubt concerning the validity of a power of attorney.

Sec. 21


(1) Resolutions of the shareholders' meeting shall be adopted by a simple majority of votes and, if a majority of the share capital is required, by a simple majority of the share capital, unless otherwise required by law or the Charter.

(2) If none of the candidates in an election obtains a majority of the votes cast, a new election shall be held with regard to the two candidates who received most of the votes.

(3) At the shareholders' meeting, each share shall entitle the holder to one vote.



Annual Financial Statements and Profit Distribution


Sec. 22


The shareholders' meeting shall be convened every year within the statutory period of eight months for the purpose of receiving the approved annual financial statements or, if required by law, for the purpose of approving the annual financial statements as well as for the purpose of deciding on the distribution of profits; it shall also decide on the approval of the conduct of the management board and of the supervisory board and on the appointment of the auditors (ordinary shareholders' meeting).



Official Announcements


Sec. 23


All official announcements shall be released in such media as provided by law or regulation.



Concluding Provisions


Sec. 24


The supervisory board shall be authorized to amend the Charter with respect to its wording only.

                                                            LLG&M Translation
                                                        from German into English


                               Rules of Procedure

                       of the Management Board of E.ON AG

                  pursuant to a resolution dated June 19, 2000


ss. 1 Principle

The management board shall manage the affairs of the company as provided by law, the charter and these rules of procedure; all members of the management board shall jointly be responsible for the management of the company. Its primary task shall be to manage the group and exercise control over the subsidiaries.


ss. 2 Joint Management Authority of Management Board

(1) The management board shall decide in all instance which require a resolution of the management board pursuant to law, the charter or these rules of procedure, including

a) the annual financial statements and the statement of affairs,
b) the calling of a shareholders' meeting and the proposed resolutions of the shareholders,
c) the affairs requiring the consent of the supervisory board,
d) the affairs presented to the board for its decision by a member of the management board,
e) amendments to the rules of procedure and the schedule of responsibilities. In addition, the management board shall decide all matters which are important for the existence or the development of the group or which involve an extraordinary economic risk.

(2) The management board shall determine and develop the economic goals, the basic strategic orientation, the corporate policy and the structure of the group. This includes in particular the management of the group based on value-oriented management, the management of the financial resources, the staffing of the group's executive positions and executive development, and the presentation of the group in relation to capital markets and the public. The management board shall ensure that different interests of subgroups are integrated in the group interest; it shall promote the cooperation between the various subgroups.

(3) The management board shall organize the allocation of its responsibilities among its members in its own discretion. For the time being, the schedule of responsibilities provided for in the merger agreement (attachment) shall apply.




ss. 3 Individual Management Authority of Management Board Members

(1) Subject to resolutions of the management board, each management board member shall manage the matters assigned to him or her in his or her sole responsibility. The allocation of business to individual management board members shall generally not affect the joint responsibility of all management board members for the management of the group.

(2) Each management board member shall immediately inform the other management board members of important measures, decisions, material business transactions, risks and losses within the area of responsibility assigned to him or her.

(3) Each member of the board of management may at his or her reasonable discretion request that a matter from the area of responsibility assigned to him or her or from an area of responsibility assigned to another management board member be presented to the management board for decision.


ss. 4 Chairmen of the Management Board

(1) The chairmen of the management board shall allocate their responsibilities in their own discretion, subject to the rules of procedure and schedule of responsibilities.

(2) The chairmen of the management board shall coordinate the areas of responsibility of all management board members. They may request, at any time, that management board members provide information concerning their area of responsibility or that the chairmen be informed in advance of certain types of transactions. They also shall ensure that the other management board members are timely informed of important occurrences.

(3) The chairman of the management board who is responsible for internal communication and the relationship with the supervisory board shall represent the management board and the company in relation to the public. He shall be responsible for communications with the supervisory board and its members, as provided in more detail in ss. 6.

(4) If both chairmen of the management board are unavailable, the rights and duties of the chairman shall be exercised by the management member who has been so authorized. If no management board member has been so authorized or if the authorized management board member is unavailable, the rights and duties of the chairman shall be exercised by the management board member who is most senior in terms of management board membership.


ss. 5 Meetings and Resolutions

(1) The management board shall generally make its decisions during meetings which will be convened as necessary by a chairman of the management board. Each member of the management board may demand that a meeting be convened, provided that he or she specifies the purpose of the meeting. A meeting is convened by distributing, as early as possible, the agenda and the proposed resolutions.

(2) One of the chairmen of the management board shall preside over the meeting. He or she shall determine in which order the topics on the agenda are to be addressed and the type and order of votes. He or she may ask persons who are not management board members to participate in the deliberation of certain topics.

(3) A quorum of the management board members shall be constituted if all management board members have been notified of the meeting and at least half of the management board members are present at the meeting. Management board members who are not present at the meeting may vote via written, telex, or telephone communication. Voting via telephone communication must be confirmed in writing. Management board members who are not present shall promptly be notified of resolutions made in their absence. Affairs concerning the area of responsibility of a management board member who is not present shall only be discussed and decided upon with his or her approval, unless such discussion or decision is necessary to prevent imminent and serious detriment to the company.

(4) Resolutions may also be taken without a meeting by a vote via written, telex, or telephone communication, if ordered by one of the chairmen of the management board and provided that no management board member objects. Voting via telephone communication must be confirmed in writing.

(5) In the interest of a unified group policy, unanimous decisions should be striven for. Resolutions of the management board shall require a majority vote of the management board members present at the meeting. Resolutions of the management board made without a meeting shall require a majority vote of all management board members.

(6) Minutes shall be prepared for each management board meeting, which minutes shall set forth the place and date of the meeting, its participants, the agenda and the resolutions that were made. The minutes shall be signed by the person presiding over the meeting, and a copy shall be distributed to the management board members. The minutes shall be deemed approved if no management board member objects during the first management board meeting held after receipt of the minutes. Resolutions of the management board made without a meeting shall be included in the minutes of the next management board meeting.


ss. 6 Cooperation with the Supervisory Board

(1) The responsibility to report to the supervisory board rests with the management board led by the chairman of the management board who is responsible for the relationship with the supervisory board.

(2) In addition to the reporting pursuant to subparagraph 1, the chairman of the management board who is responsible for the relationship with the supervisory board shall regularly inform the chairman of the supervisory board about the development of business and the situation of the group. He or she shall promptly inform the chairman of the supervisory board about important events and business matters which may have a material effect on the situation of the group.

(3) The management board shall present to the supervisory board such transactions and actions, which are of particular significance or which involve an extraordinary economic risk for the group. The chairman of the management board who is responsible for the relationship with the supervisory board shall coordinate with the chairman of the supervisory board how the supervisory board will address the matter.

(4) Reports to the supervisory board prepared by management board members shall be submitted to, and forwarded to the supervisory board by, the chairman of the management board who is responsible for the relationship with the supervisory board.

                                                                     Appendix E

                                                        Company number:  3586615

                             THE COMPANIES ACT 1985



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                       A PUBLIC COMPANY LIMITED BY SHARES

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                             ARTICLES OF ASSOCIATION

                                       of

                                 POWERGEN PLC*

             (adopted by a Special Resolution passed on 1 May 2001)

                    ----------------------------------------

                                   PRELIMINARY

1. The regulations in Table A as in force at the date of the adoption of the Articles do not apply to the Company.

2(1) In the Articles, unless the subject or context otherwise requires:

     the Act means the Companies Act 1985 including any modification or re-enactment thereof for the time being in force;

     address, in relation to electronic communications, includes any number or address used for the purposes of such communications;

     ADR Depositary means a custodian or depository or a nominee thereof, approved by the directors, under contractual arrangements with the Company by which it or that nominee holds shares in the Company and issues American Depositary Receipts evidencing rights in relation to those shares or a right to receive them;

     the Articles means these articles of association as altered from time to time by special resolution;

     the auditors means the auditors for the time being of the Company;

     the board means the directors or any of them acting as the board of directors of the Company;


--------
* The name of the Company was changed from POWERGEN 1998 PLC to POWERGEN plc on 9 December 1998.
--------


     certificated share means a share in the capital of the Company that is not an uncertificated share and references in these Articles to a share being held in certificated form shall be construed accordingly;

     clear days in relation to the period of a notice means that period excluding the day when the notice is sent or deemed to be sent and the day for which it is sent or on which it is to take effect;

     the Companies Acts means the Companies Acts as defined by section 744 of the Act and includes any enactment passed after those Acts which may, by virtue of that or any other such enactment, be cited together with those Acts as the Companies Acts (with or without the addition of an indication of the date of any such enactment);

     CREST member means a person who has been admitted by CRESTCo Limited as a system-member;

     director means a director of the Company;

     dividend means dividend or bonus;

     electronic signature has the meaning given by section 7(2) of the Electronic Communications Act 2000;

     entitled by transmission means, in relation to a share in the capital of the Company, entitled as a consequence of the death or bankruptcy of the holder or otherwise by operation of law;

     the holder in relation to any share means the member whose name is entered in the register as the holder of such share;

     member means a member of the Company;

     the Memorandum means the memorandum of association of the Company as amended from time to time;

     the office means the registered office of the Company;

     paid means paid or credited as paid;

     PowerGen means PowerGen plc**, registered in England and Wales No. 2366970;

     recognised person means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange, each of which terms has the meaning given to it by section 185(4) of the Act;


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** The name of the company referred to herein was changed from POWERGEN plc to POWERGEN UK plc on 9 December 1998.
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     the Redeemable Shares means the limited-voting redeemable preference shares of(pound)1 each in the capital of the Company;

     the register means the register of members of the Company;

     the Regulations means the Uncertificated Securities Regulations 1995 (SI 1995 No.95/3272);

     the seal means the common seal of the Company and includes any official seal kept by the Company by virtue of sections 39 or 40 of the Act;

     the secretary means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary;

     the Statutes means the Companies Acts and every other statute or subordinate legislation within the meaning of the Interpretation Act 1978 for the time being in force concerning companies and affecting the Company (including, without limitation, the Regulations);

     The Stock Exchange means the London Stock Exchange plc;

     uncertificated share means a share in the capital of the Company which is recorded on the register as being held in uncertificated form and title to which may, by virtue of the Regulations, be transferred by means of a relevant system and references in these articles to a share being held in uncertificated form shall be construed accordingly; and

     the United Kingdom means Great Britain and Northern Ireland.

(2) References to an electronic communication mean, unless the contrary is stated, an electronic communication (as defined in the Act) comprising writing.

References to a document include, unless the context otherwise requires, references to an electronic communication.

References to a document being executed include references to its being executed under hand or under seal or, in the case of an electronic communication, by electronic signature.

References to an instrument mean, unless the contrary is stated, a written document having tangible form and not comprised in an electronic communication (as defined in the Act).

References to a notice or other document being sent to a person by the Company include references to such notice or other document, or a copy of such notice or other document, being sent, given, delivered, issued or made available to, or served on, that person by any method authorised by these Articles, and sending shall be construed accordingly.

References to writing mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether comprised in an electronic communication (as defined in the Act) or otherwise, and written shall be construed accordingly.

Words denoting the singular number include the plural number and vice versa, words denoting the masculine gender include the feminine gender and words denoting persons include corporations.

Words or expressions contained in the Articles which are not defined in Article 2(1) bear the same meaning as in the Act (but excluding any statutory modification thereof not in force at the date of adoption of the Articles) unless inconsistent with the subject or context.

Words or expressions contained in the Articles which are not defined in Article 2(1) but are defined in the Regulations have the same meaning as in the Regulations (but excluding any modification of the Regulations not in force at the date of adoption of these Articles) unless inconsistent with the subject or context.

Subject to the preceding two paragraphs, references to any provision of any enactment or of any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

Where, in relation to a share, the Articles refer to a relevant system, the reference is to the relevant system in which that share is a participating security at the relevant time.

The headings are inserted for convenience only and do not affect the construction of the Articles.

(3) In these Articles: (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto; (b) the word board in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director holding executive office and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation, and (d) except where expressly provided by the terms of delegation, the delegation of power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

                                  SHARE CAPITAL

3. The share capital of the Company is (pound)525,049,999, divided into 1,050,000,000 ordinary shares of 50p each, 49,998 limited-voting redeemable preference shares of (pound)1 each and one special rights non-voting redeemable preference share of (pound)1.

4.(1) Subject to the provisions of the Companies Acts and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the board shall determine.

(2) The board may issue share warrants to bearer in respect of any fully paid shares under a seal of the Company or in any other manner authorised by the board. Any share while represented by such a warrant shall be transferable by delivery of the warrant relating to it. In any case in which a warrant is so issued, the board may provide for the payment of dividends or other moneys on the shares represented by the warrant by coupons or otherwise. The board may decide, either generally or in any particular case or cases, that any signature on a warrant may be applied by mechanical means or printed on it or that the warrant need not be signed by any person.

(3) The board may determine, and from time to time vary, the conditions on which share warrants to bearer shall be issued and, in particular, the conditions on which:

(a) a new warrant or coupon shall be issued in place of one worn-out, defaced, lost or destroyed (but no new warrant shall be issued unless the Company is satisfied beyond reasonable doubt that the original has been destroyed); or

(b)  the bearer shall be entitled to attend and vote at general meetings; or

(c) a warrant may be surrendered and the name of the bearer entered in the register in respect of the shares specified in the warrant.

The bearer of such a warrant shall be subject to the conditions for the time being in force in relation to the warrant, whether made before or after the issue of the warrant. Subject to those conditions and to the provisions of the Companies Acts, the bearer shall be deemed to be a member of the Company and shall have the same rights and privileges as he would have if his name had been included in the register as the holder of the shares comprised in the warrant.

(4) The Company shall not be bound by or be compelled in any way to recognise any right in respect of the share represented by a share warrant other than the bearer's absolute right to the warrant.

5.(1) Subject to the provisions of the Regulations, the board may permit the holding of shares in any class of shares in uncertificated form and the transfer of title to shares in that class by means of a relevant system and may determine that any class of shares shall cease to be a participating security.

(2) Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class:

(a)  is held in uncertificated form; or

(b) is permitted in accordance with the Regulations to become a participating security.

(3) Where any class of shares is a participating security and the Company is entitled under any provision of the Companies Acts, the Regulations or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Acts, the Regulations, these Articles and the facilities and requirements of the relevant system:

(a) to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b) to require the holder of that uncertificated share by notice to give any instructions necessary to transfer title to that share by means of the relevant system within the period specified in the notice;

(c) to require the holder of that uncertificated share by notice to appoint any person to take any step, including without limitation the giving of any instructions by means of the relevant system, necessary to transfer that share within the period specified in the notice; and

(d) to take any action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

6. Subject to the provisions of the Companies Acts relating to authority, pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, all unissued shares for the time being in the capital of the Company shall be at the disposal of the board, and the board may (subject as aforesaid) allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as it thinks fit. This power shall not apply to redeemable shares, which shall be governed by the provisions of Article 7.

7. Subject to the provisions of the Companies Acts and without prejudice to any rights attaching to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by the Articles.

8. The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Acts. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

9. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share (or in any fractional part of a share) except the holder's absolute right to the entirety of the share (or fractional part).

                               VARIATION OF RIGHTS

10.(1) Subject to the provisions of the Companies Acts, if at any time the capital of the Company is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either with the consent of the holders of three-quarters in nominal value of the issued shares of the class, which consent shall be by means of one or more instruments or contained in one or more electronic communications sent to such address (if any) as may for the time being be notified by or on behalf of the Company for that purpose or a combination of both, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise). All the provisions of the Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every such separate meeting, except that:-

(a) the necessary quorum shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such holders, one holder present in person or by proxy, whatever the amount of his holding, who shall be deemed to constitute a meeting; and

(b) any holder of shares of the class present in person or by proxy may demand a poll; and

(c) the holders of shares of the class shall, on a poll, have one vote in respect of every share of the class held by them respectively.

(2) For the purposes of this Article 10, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed to be varied by:

(a) the reduction of the capital paid up on that share or class of shares otherwise than by a purchase or redemption by the Company of its own shares; and

(b) the allotment of another share ranking in priority for payment of a dividend or in respect of capital or which confers on its holder voting rights more favourable than those conferred by that share or class of shares, but shall not be deemed to be varied by:

(c) the creation or issue of another share ranking equally with, or subsequent to, that share or class of shares or by the purchase or redemption by the Company of its own shares; or

(d) the Company permitting, in accordance with the Regulations, the holding of and transfer of title to shares of that or any other class in uncertificated form by means of a relevant system.

                                REDEEMABLE SHARES

11.(1) The Redeemable Shares shall have the rights set out in this Article 11.

(2) The holders of the Redeemable Shares shall not be entitled to receive or participate in any of the profits of the Company available for distribution by way of dividend or otherwise.

(3) On a winding-up or other return of capital, the holders of the Redeemable Shares shall be entitled, in priority to any holder of any other class of shares in the Company, to receive in full the amounts paid up on such shares from the assets of the Company available for distribution among the members.

(4)(a) Subject to the provisions of the Companies Acts, the Company may redeem the Redeemable Shares at any time by giving the holders of the Redeemable Shares to be redeemed notice in writing of the date (the Redemption Date) when such redemption is to be effective.

(b) Any notice given under paragraph (a) of this Article 11(4) shall specify the number of shares to be redeemed, the Redemption Date and the place at which the certificates for such Redeemable Shares are to be presented for redemption. Upon the Redemption Date, the Company shall redeem the Redeemable Shares on that date and the holder of the Redeemable Shares shall be bound to deliver to the Company at such place the certificates for such Redeemable Shares held by him. Upon such delivery the Company shall pay to the holder in full the amounts paid up on such shares.

(5) The holders of the Redeemable Shares shall not be entitled to receive notice of or to attend or vote at any general meeting of the Company in respect of their holding of Redeemable Shares save that if a resolution is to be proposed:

(a)  to wind up the Company; or

(b) which varies, modifies, alters or abrogates any of the rights attaching to the Redeemable Shares,

the holders of the Redeemable Shares shall have the right to attend such a meeting and to speak and vote only on such resolution or any motion for adjournment of the meeting before such resolution is voted on.

                               SHARE CERTIFICATES

12.(a) Unless otherwise determined by the directors and permitted by the Regulations, the Company shall not issue and no person shall be entitled to receive a certificate in respect of any share at any time and for so long as the title to that share is evidenced otherwise than by a certificate and transfers may be made otherwise than by a written instrument by virtue of the Regulations. The directors shall have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing and transfer of uncertificated shares (subject always to the Regulations and the facilities and requirements of the relevant system concerned).

(b) Conversion of certificated shares into uncertificated shares, and vice versa, may be made in such manner as the directors may, in their absolute discretion, think fit (subject always to the Regulations and the facilities and requirements of the relevant system concerned).

(c) The Company shall enter on the register of members how many shares are held by each member in uncertificated form and in certificated form and shall maintain the register in each case as is required by the Regulations and the relevant system concerned.

(d) Notwithstanding any provision of the Articles, a class of share shall not be treated as two classes by virtue only of that class comprising both certificated shares and uncertificated shares or as a result of any provision of the Articles or the Regulations which apply only in respect of certificated or uncertificated shares.

(e) For the avoidance of doubt, the provisions of Articles 12(f) to (h) inclusive and 13 shall not apply to uncertificated shares.

(f) Every member (subject as otherwise provided in the Articles), upon becoming the holder of any certificated shares (except a recognised person in respect of whom the Company is not required by law to complete and have ready for delivery a certificate) shall be entitled, without payment, to one certificate for all the certificated shares of each class held by him (and, upon transferring a part of his holding of certificated shares of any class, to a certificate for the balance of such holding) or, with the consent of the board, several certificates each for one or more of his certificated shares upon payment for every certificate of such reasonable sum as the board may determine.

(g) Every share certificate shall be sealed with the seal or executed by the Company in accordance with Article 133(3) or in such other manner as the board may approve and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. No certificate shall be issued representing certificated shares of more than one class.

(h) The Company shall not be bound to issue more than one certificate for certificated shares held jointly by several persons and delivery of a certificate to one joint holder shall be sufficient delivery to all of them. Shares of different classes may not be included in the same certificate.

13. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity (with or without security) and payment of any exceptional out of pocket expenses reasonably incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the board may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

                                      LIEN

14. The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The board may at any time (generally or in particular cases) waive any lien or declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a share shall extend to any amount (including, without limitation, dividends) payable in respect of it.

15. The Company may sell, in such manner as the board determines, any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice has been sent to the holder of the share or to the person entitled to it by transmission, demanding payment and stating that if the notice is not complied with the shares may be sold.

16. To give effect to any such sale the board may, if the share is a certificated share, authorise any person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the transferee. If the share is an uncertificated share, the board may exercise any of the Company's powers under Article 5(3) to effect the sale of the share to, or in accordance with the directions of, the transferee. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in relation to the sale.

17. The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the sum in respect of which the lien exists as is presently payable, and any residue shall (if the share sold is a certificated share, on surrender to the Company for cancellation of the certificate in respect of the share sold and, whether the share sold is a certificated or uncertificated share, subject to a like lien for any moneys not presently payable as existed on the share before the sale) be paid to the person entitled to the shares at the date of the sale.

                                 CALLS ON SHARES

18. Subject to the terms of allotment, the board may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least fourteen clear days' notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked in whole or part and the time fixed for payment of a call may be postponed in whole or part as the board may determine. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

19. A call shall be deemed to have been made at the time when the resolution of the board authorising the call was passed.

20. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21. If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, such rate, not exceeding 15 per cent. per annum, or, if higher, the appropriate rate (as defined by the Act), as may be determined by the board, but the board may, in respect of any individual member, waive payment of such interest wholly or in part.

22. An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment, and if it is not paid the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

23. Subject to the terms of allotment, the board may make arrangements on the issue of shares for a difference between the allottees or holders in the amounts and times of payment of calls on their shares.

24. The board may, if it thinks fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him. Such payment in advance of calls shall extinguish the liability on the share in respect of which it is made to the extent of the payment. The Company may pay upon all or any of the moneys so advanced (until they would but for such advance become presently payable) interest at such rate agreed between the board and the member not exceeding (unless the Company by ordinary resolution otherwise directs) 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act).

                            FORFEITURE AND SURRENDER

25. If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable, the board may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

26. If any such notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the board and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited share and not paid before the forfeiture. When any share has been forfeited, notice of the forfeiture shall be sent to the person who was before the forfeiture the holder of the share, but no forfeiture shall be invalidated by any omission or neglect to give the notice.

27. Subject to the provisions of the Companies Acts, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board determines, either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposal, the forfeiture may be cancelled on such terms as the board thinks fit. Where for the purposes of its disposal a forfeited share held in certificated form is to be transferred to any person, the board may authorise any person to execute an instrument of transfer of the share to that person. Where for the purposes of its disposal a forfeited share held in uncertificated form is to be transferred to any person, the board may exercise any of the Company's powers under Article 5(3). The Company may receive the consideration given for the share on its disposal and may register the transferee as holder of the share.

28. A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall, if the share is a certificated share, surrender to the Company for cancellation the certificate for the shares forfeited. The person shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest thereon at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the rate of 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act) (or such lower rate as the board may determine) from the date of forfeiture until payment, but the board may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

29. The board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

30. The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited and the Company, except only those rights and liabilities expressly saved by the Articles, or as are given or imposed in the case of past members by the Companies Acts.

31. A statutory declaration by a director or the secretary that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer or transfer by means of the relevant system, as the case may be) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity in or invalidity of, the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

                               TRANSFER OF SHARES

32.(a) All transfers of uncertificated shares shall be made in accordance with and be subject to the Regulations and the facilities and requirements of the relevant system concerned and, subject thereto, in accordance with any arrangements made by the directors pursuant to Article 12(a).

(b) The instrument of transfer of a certificated share may be in any usual form or in any other form which the board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

(c) In relation to all transfers, the transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the register of members in respect of them.

33.(1) The registration of transfers may be suspended (to the extent the same is consistent with the Statutes) at such times and for such periods (not exceeding thirty days in any year) as the board may from time to time determine and either generally or in respect of any class of shares or otherwise as may be consistent with the Statutes, provided that the board may not suspend the registration of transfers of any participating security without the consent of the operator of the relevant system concerned.

(2) The board may refuse to register a transfer of any shares (whether certificated or not and whether fully paid or not):

(a)  to an entity which is not a natural or legal person;

(b)  to a minor; or

(c)  to be held jointly by more than four persons.

The board may also refuse to register a transfer of uncertificated shares in such other circumstances (if any) as may be permitted by the Regulations and the requirements of the relevant system concerned.

34. The board may refuse to register the transfer of a certificated share unless the instrument of transfer:

(a) is lodged, duly stamped (if stampable), at the office or at such other place as the board may appoint accompanied by the certificate for the shares to which it relates and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

(b)  is in respect of only one class of shares; and

(c)  is in favour of not more than four transferees jointly.

In the case of a transfer of a certificated share by a recognised person, the lodgement of share certificates will only be necessary if and to the extent that certificates have been issued in respect of the shares in question.

35. The board may, in its absolute discretion and without giving any reason, refuse to register the transfer of a certificated share which is not fully paid, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

36. If the board refuses to register a transfer, it shall send to the transferee notice of the refusal within 14 days after the date on which, in respect of certificated shares, the transfer was lodged with the Company at the transfer office or, in respect of uncertificated shares, the date on which the operator instruction was received by the Company or by a sponsoring system participator acting on its behalf.

37. No fee will be charged by the Company in respect of the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

38. The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

                             TRANSMISSION OF SHARES

39. If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing in the Articles shall release the estate of a deceased member (whether a sole or joint holder) from any liability in respect of any share held by him.

40.(1) A person becoming entitled by transmission to a share may, upon such evidence being produced as the board may properly require as to his entitlement, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered and the share is a certificated share, he shall execute an instrument of transfer of the share to that person. If he elects to have himself or another person registered and the share is an uncertificated share, he shall take any action the board may require (including without limitation the execution of any document and the giving of any instruction by means of a relevant system) to enable himself or that person to be registered as the holder of the share. All the provisions of the Articles relating to the transfer of shares shall apply to any such notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

(2) The board may at any time send a notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the board may thereafter withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.

41. A person becoming entitled by transmission to a share shall, upon such evidence being produced as the board may properly require as to his entitlement and subject to the requirements of Article 40, have the same rights in relation to the share as he would have had if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, but he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of or to attend or vote at any meeting of the Company or to receive notice of or to attend or vote at any separate meeting of the holders of any class of shares in the Company.

                           ALTERATION OF SHARE CAPITAL

42. The Company may by ordinary resolution:

(a) increase its share capital by such sum to be divided into shares of such amount as the resolution prescribes;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c) subject to the provisions of the Companies Acts, sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and

(d) cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

43. All shares created by ordinary resolution pursuant to Article 42 shall be:

(a) subject to all the provisions of the Articles including, without limitation, provisions relating to payment of calls, lien, forfeiture, transfer and transmission; and

(b) unclassified, unless otherwise provided by the Articles, by the resolution creating the shares or by the terms of allotment of the shares.

44. Whenever as a result of a consolidation or division of shares any difficulty arises, the board may settle the matter in any manner it deems fit and, in particular, may sell shares representing fractions to which any members would become entitled to any person (including, subject to the provisions of the Companies Acts, the Company) and distribute the net proceeds of sale in due proportion among those members (except that any amount due to a member, being less than (pound)2.50 or such other amount as the board may from time to time determine, may be retained for the benefit of the Company). Without limiting the generality of the foregoing, for the purposes of effecting any such sale, the Directors may allot shares representing fractions to which any members would otherwise become entitled to any person and, in respect of certificated shares, authorise some person to execute a transfer of the shares sold or, in respect of uncertificated shares, authorise any person to transfer such shares, in accordance with the facilities and requirements of the relevant system concerned, in each case to, or in accordance with the directions of, the purchaser. Where the shares to be sold are held in uncertificated form, the board may do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale. For the purposes of this Article, any shares representing fractional entitlements to which any member would, but for this Article, become entitled may be issued in certificated form or uncertificated form.

45. Subject to the provisions of the Companies Acts, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

                             PURCHASE OF OWN SHARES

46. Subject to and in accordance with the provisions of the Companies Acts and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class (including, without limitation, redeemable shares) in any way and at any price (whether at par or above or below par), and so that any shares to be so purchased may be selected in any manner whatsoever. Every contract for the purchase of, or under which the Company may become entitled or obliged to purchase, shares in the Company shall be authorised by such resolution of the Company as may be required by the Act and by an extraordinary resolution passed at a separate general meeting of the holders of each class of shares (if any) which at the date on which the contract is authorised by the Company in general meeting entitle them, either immediately or at any time later on, to convert all or any of the shares of that class held by them into equity share capital of the Company.

                                GENERAL MEETINGS

47. All general meetings other than annual general meetings shall be called extraordinary general meetings.

48. The board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Acts.

49. The board may call general meetings whenever and at such times and places as it shall determine and, on the requisition of members pursuant to the provisions of the Act, shall promptly proceed to convene an extraordinary general meeting in accordance with the requirements of the Companies Acts and for a date not later than seven weeks after receipt of the requisition. If there are not within the United Kingdom sufficient directors to call a general meeting, any director of the Company may call a general meeting.

                           NOTICE OF GENERAL MEETINGS

50. An annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one clear days' notice. All other extraordinary general meetings shall be called by at least fourteen clear days' notice, but a general meeting may be called by shorter notice if it is so agreed:-

(a) in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b) in the case of any other meeting, by a majority in number of members having a right to attend and vote being a majority together holding not less than ninety-five per cent in nominal value of the shares giving that right.

Subject to the provisions of the Companies Acts, to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall, subject to Article 51, be sent to all the members, to each of the directors and to the auditors for the time being or, if more than one for the time being, each of them.

51. For the purposes of giving notice of any general meeting to members who hold shares of any class which is a participating security, the directors may determine that the members in respect of such shares entitled to receive such notice are those persons entered on the register of members at the close of business on a day determined by them, such day not being more than 21 days before the day that the notice of general meeting is despatched.

52.(1) Without prejudice to the powers of the Company to convene, conduct and adjourn general meetings in such manner as may from time to time be permitted by law, if the board so determines the provisions of this Article shall apply if any general meeting is convened at or adjourned to more than one place.

(2) The notice of the meeting or adjourned meeting shall specify the place at which the chairman of the meeting shall preside (the Specified Place) and the directors shall make arrangements for simultaneous attendance and participation at other places (satellite meeting places), whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise, by members, provided that persons attending at any satellite meeting place shall be able to see and hear and be seen and heard (whether by audio visual links or otherwise howsoever enabling the same) by persons attending at the other places at which the meeting is convened. For the purposes of all other provisions of the Articles any such meeting shall be treated as being held at the Specified Place.

(3) The board and, at any general meeting, the chairman may from time to time make such arrangements for the purpose of controlling the level of attendance at any such place (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a member who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places; and the entitlement of any member so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

(4) If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given notwithstanding any other provision of the Articles.

53. For the purposes of Article 52, the right of a member to participate in the business of any general meeting convened at or adjourned to more than one place shall include without limitation the right to speak, vote on a show of hands, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Acts or the Articles to be made available at the meeting.

54. The notice shall specify the time and place of the meeting and the general nature of the business to be transacted. The notice shall, in the case of an annual general meeting, specify the meeting as such, and, in the case of a meeting to pass a special or extraordinary resolution, specify the intention to propose the resolution as a special or extraordinary resolution, as the case may be.

55. The accidental omission to send a notice of a meeting, or to send any notification where required by the Companies Acts or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Acts or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

56. The board and, at any general meeting, the chairman may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairman are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

                         PROCEEDINGS AT GENERAL MEETINGS

57. No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two persons, each being a member or a proxy for a member or a duly authorised representative of a corporation or a corporation sole which is a member, entitled to vote upon the business to be transacted shall be a quorum.

58. If such a quorum is not present within five minutes (or such longer time not exceeding thirty minutes as the chairman of the meeting may decide to wait) from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and place as the chairman of the meeting may determine. If at the adjourned meeting a quorum is not present within fifteen minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

59. The chairman, if any, of the board or in his absence some other director nominated by the board, shall preside as chairman of the meeting, but if neither the chairman nor such other director (if any) is present within five minutes after the time appointed for holding the meeting or is not willing to act as chairman, the directors present shall elect one of their number to be chairman. If there is only one director present and willing to act, he shall be chairman. If no director is willing to act as chairman, or if no director is present within five minutes after the time appointed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman.

60. A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

61.(1) The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. In addition, the chairman may adjourn the meeting to another time and place without such consent if it appears to him that:

(a) it is likely to be impracticable to hold or continue that meeting because of the number of members wishing to attend who are not present;

(b) the unruly conduct of persons attending the meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

(c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

(2) Any such adjournment may be for such time and to such other place (or, in the case of a meeting to which Article 52 applies, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Article 81(1) or by means of an instrument which, if delivered by him at the meeting which is adjourned to the chairman or the secretary or any director, shall be valid even though it is given at less notice than would otherwise be required by Article 81(1)(a). When a meeting is adjourned for three months or more or for an indefinite period, notice shall be sent at least seven clear days' before the date of the adjourned meeting specifying the time and place (or places in the case of a meeting to which Article 52 applies) of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to send any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62. If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman, an amendment may be withdrawn by its proposer before it is voted on. In the case of a resolution duly proposed as a special or extraordinary resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon. No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either (a) at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and the intention to move it has been lodged at the office, or (b) the chairman in his absolute discretion decides that the amendment may be considered and voted on.

63. A resolution put to the vote of a general meeting shall be decided on a show of hands unless, before or on the declaration of the result of a vote on the show of hands or on the withdrawal of any other demand for a poll, a poll is duly demanded. Subject to the provisions of the Companies Acts, a poll may be demanded by:-

(a)  the chairman of the meeting; or

(b) at least five members present in person or by proxy or by a duly authorised representative and having the right to vote at the meeting; or

(c) any member or members present in person or by proxy or by a duly authorised representative and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d) any member or members present in person or by proxy or by a duly authorised representative and holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right, and a demand by a person as proxy for a member or as the duly authorised representative of a member shall be the same as a demand by the member (except that, for the purpose of determining whether the requirements of this Article are met, the voting rights which may be exercised by any such person in his capacity as proxy for, or duly authorised representative of, the member shall be taken into account and not the voting rights which may be exercised by the member himself).

64. Unless a poll is duly demanded (and the demand is not withdrawn before the poll is taken) a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

65. The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other person or member entitled may demand a poll.

66. Subject to Article 68, a poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

68. A poll demanded on the election of a chairman or on a question of adjournment shall be taken at the meeting at which it is demanded. A poll demanded on any other question shall be taken either at the meeting at which it is demanded or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

69. No notice need be sent of a poll not taken at the meeting at which it is demanded if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case notice shall be sent at least seven clear days' before the taking of the poll specifying the time and place at which the poll is to be taken.

70.(1) Where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective and where for any purpose an extraordinary resolution is required a special resolution shall also be effective.

(2) A resolution in writing executed by or on behalf of each member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present shall be as effectual as if it had been passed at a general meeting properly convened and held and may consist of several instruments in the like form each executed by or on behalf of one or more of the members.

                                VOTES OF MEMBERS

71. Subject to any rights or restrictions attached to any shares, on a show of hands every member who is present in person (which expression shall include a person present as the duly authorised representative of a corporation or a corporation sole which is a member) shall have one vote. A proxy appointed, in respect of all or part of such shareholding, by a member who holds shares in the Company pursuant to a written agreement with the Company on behalf of a third party or a number of third parties (a Nominee Proxy) shall on a show of hands also have one vote (and, for the avoidance of doubt, any such proxy will, on a show of hands, be entitled to one vote only, even if that proxy is himself a member or is acting as a proxy for more than one member). On a poll every member present in person or by proxy shall have one vote for every share of which he is the holder.

72. In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the register.

73. A member in respect of whom an order has been made by any court or official having competent jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, curator bonis or other person authorised in that behalf appointed by that court or official, and any such receiver, curator bonis or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the board of the authority of the person claiming to exercise the right to vote shall be delivered to the office, or at such other place as is specified in accordance with the Articles for the delivery of proxy appointments, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

74. No member shall be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

75.(1) If at any time the board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 212 of the Act (a section 212 notice) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular then the board may, in its absolute discretion at any time thereafter by notice (a direction notice) to such member (which shall be conclusive against such member and its validity shall not be questioned by any person) direct, with effect from the service of the direction notice, that:-

(a) in respect of the shares in relation to which the default occurred (the default shares, which expression shall include any further shares which are allotted or issued after the date of the section 212 notice in respect of such shares), the member shall not be entitled to attend or vote at a general meeting or at a separate class meeting of the Company either personally or by proxy or on a poll;

(b) where the default shares represent or comprise at least 0.25 per cent. in nominal value of the issued shares of any class of shares in the capital of the Company, then the direction notice may additionally direct in respect of the default shares of any such class that:-

     (i) no payment shall be made by way of dividend and no shares shall be issued in lieu of dividend;

     (ii) no transfer of any of default shares shall be registered unless:

          (aa) the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer;

          (bb) the transfer is an approved transfer; or

          (cc) the registration of the transfer is required by the Regulations.

     The Company shall send to each other person appearing to be interested in any of the default shares the direction notice, but the failure or omission by the Company to do so shall not invalidate such notice.

(2) Any direction notice shall cease to have effect not more than seven days after the earlier of:-

     (a) receipt by the Company of notice of an approved transfer, but only in relation to the shares transferred; or

     (b) the board being satisfied that such member and any other person appearing to be interested in shares held by such member has given to the Company all the information required by the relevant section 212 notice.

(3)  The board may at any time send a notice cancelling a direction notice.

(4) The Company may exercise any of its powers under Article 5(3) in respect of any default share that is held in uncertificated form.

(5)  For the purposes of this Article:-

     (a) a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification under section 212 of the Act which either (aa) names such person as being so interested or (bb) fails to establish the identities of those interested in the shares and (after taking into account the said notification and any other relevant section 212 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

     (b)  the prescribed period is 28 days from the date of service of the section 212 notice unless the default shares represent or comprise at least 0.25 per cent. in nominal value of the issued shares of any class of shares in the capital of the Company, when the prescribed period in respect of the default shares of any such class is 14 days from the date of service of the section 212 notice;

     (c)  a transfer of shares is an approved transfer if but only if:-

          (i) it is a transfer of shares to an offeror by way or in pursuance of acceptance of a take-over offer (within the meaning of section 428(1) of the Act);

          (ii) the board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party bona fide unconnected with the member and with other persons appearing to be interested in such shares; or

          (iii) the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services Act 1986 or any other stock exchange outside the United Kingdom on which the Company's shares are normally traded.

(6) Nothing contained in this Article shall limit the powers of the Company under section 216 of the Act.

(7) Where the member on whom a section 212 notice is served is the ADR Depositary acting in its capacity as such:-

     (a) the obligations of the ADR Depositary as a member pursuant to paragraph (1) above shall be limited to disclosing to the Company such information relating to the shares in question as has in each such case been recorded pursuant to the terms of any agreement entered into between the ADR Depositary and the Company;

     (b) the directions referred to in paragraph (1) above shall not be effective unless and until the ADR Depositary has been served with a notice specifying the person(s) (other than the ADR Depositary) having an interest in a specified number of the shares in question comprising the default shares. Provided always that nothing in this paragraph (7) shall in any other way restrict the powers of the board under this Article.

(8)  For the purposes of this Article:-

     (a) where any person has an interest in shares in the Company evidenced by an American Depositary Receipt, such person shall be deemed for the purposes of this Article to have an interest in the number of shares in the Company in respect of which rights are evidenced by an American Depositary Receipt and not (in the absence of any other reason why he should be so treated) in the remainder of the shares in the Company held by the ADR Depositary; and

     (b) where interests in shares in the Company are held by a recognised person or a CREST member acting as trustee under arrangements recognised by the Company, for the purposes of this Article, any person who has rights in relation to shares in the Company in which such a recognised person or CREST member has such an interest shall be deemed to be interested in the number of shares in the Company for which such a recognised person is or may become liable to account to him and any interest which (by virtue of his being a tenant in common in relation to interests in shares in the Company so held by such a recognised person or CREST member) he would otherwise be treated for the purposes of this Article as having in a larger number of shares in the Company shall (in the absence of any other reason why he should be so treated) be disregarded.

(9) Where such a person as is described in paragraph (8) of this Article is in default of a section 212 notice and a direction notice has been served pursuant to paragraph (1) of this Article, the ADR Depositary or CREST member acting as trustee (as the case may be) shall only be subject to any directions referred to in paragraph (1) of this Article in respect of such number of shares in which that person is determined, in accordance with paragraph (8) of this Article, to have an interest.

76. If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

77. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting or poll at which the vote objected to is tendered, and every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

78. On a poll votes may be given either personally or by proxy or (in the case of a corporation or a corporation sole which is a member) by a duly authorised representative. A member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way. A proxy need not be a member.

                                     PROXIES

79. The appointment of a proxy, whether by means of an instrument or contained in an electronic communication, shall be executed in such manner as the board may approve. Subject thereto, the appointment of a proxy shall be executed by the appointor or his attorney or, if the appointor is a corporation, either under its common seal or the hand of a duly authorised officer, attorney or other person authorised to sign it or, if the appointor is a corporation sole, under the hand of a duly authorised representative thereof. A member may appoint more than one proxy to attend on the same occasion provided that, in any case, the member must state in the instrument or electronic communication appointing each such proxy, the number of shares in respect of which the appointment of that proxy is made. For the purpose of this Article and Articles 80 and 81, an electronic communication which contains a proxy appointment need not comprise writing if the board so determines and in such a case, if the board so determines, the appointment need not be executed but shall instead be subject to such conditions as the board may approve.

80. The appointment of a proxy shall be in any usual form or in any other form which the board may approve. Subject thereto, the appointment of a proxy may be:

(a)  by means of an instrument; or

(b) contained in an electronic communication sent to such address (if any) as may for the time being be notified by or on behalf of the Company for that purpose.

The board may, if it thinks fit, but subject to the provisions of the Companies Acts, send out with the notice of any meeting forms of proxy for use at the meeting and issue invitations contained in electronic communications to appoint a proxy in relation to the meeting in such form as may be approved by the board. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion.

81.(1) Without prejudice to the second sentence of Article 61(2), the appointment of a proxy shall:-

(a) in the case of an instrument, be delivered personally or by post to the office or such other place in the United Kingdom as may be specified by or on behalf of the Company for that purpose:

     (i)  in the notice convening the meeting, or

     (ii) in any form of proxy sent by or on behalf of the Company in relation to the meeting,

     not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(b) in the case of an appointment contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:

     (i)  in the notice convening the meeting, or

     (ii) in any form of proxy sent by or on behalf of the Company in relation to the meeting, or

     (iii) in any invitation contained in an electronic communication to appoint a proxy issued by or on behalf of the Company in relation to the meeting,

     be received at that address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(c) in either case, where a poll is taken more than 48 hours after it is demanded, be delivered or received as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(d) in the case only of an instrument, where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director.

(2) Any power of attorney or other written authority under which a proxy appointment is executed or an office or notarially certified copy or a copy certified in accordance with the Powers of Attorney Act 1971 of such power or written authority shall be:

(a) delivered personally or by post to the office, or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 81.1(a), not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(b) where a poll is taken more than 48 hours after it is demanded, be delivered as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c) in the case only of a proxy appointment by means of an instrument, where a poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director together with the proxy appointment to which it relates.

(3) A proxy appointment which is not delivered or received in accordance with
Article 81(1), or in respect of which Article 81(2) has not been complied with, shall be invalid. No proxy appointment shall be valid after the expiration of twelve months from the date stated in it as the date of its execution. When two or more valid but differing proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one which was executed last shall be treated as replacing and revoking the others as regards that share; if the Company is unable to determine which was executed last, none of them shall be treated as valid in respect of that share.

82.(1) A vote given or poll demanded by a proxy or by the duly authorised representative of a corporation or corporation sole shall be valid notwithstanding the previous determination of the authority of the person voting or demanding the poll, unless notice of the determination was either delivered or received as mentioned in the following sentence at least 48 hours before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of determination shall be either by means of an instrument delivered to the office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 81(1)(a) or contained in an electronic communication received at the address (if any) specified by or on behalf of the Company in accordance with Article 81(1)(b), regardless of whether any relevant proxy appointment was effected by means of an instrument or contained in an electronic communication. For the purpose of this Article, an electronic communication which contains such notice of determination need not comprise writing if the board has determined that the electronic communication which contains the relevant proxy appointment need not comprise writing.

(2) A proxy appointment shall be deemed to include the right to demand, or join in demanding, a poll and, in the case of a Nominee Proxy only, to confer the right to speak at a meeting. A proxy who is not a Nominee Proxy shall not, except with the permission of the Chairman, have any right to speak at a meeting. The proxy appointment shall also be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of a meeting as well as for the meeting to which it relates.

(3) If a member appoints more than one proxy and the proxy appointments appointing such proxies purport, in aggregate, to confer on those proxies the authority to vote at a general meeting more shares than are at the relevant time held by that member, each of those proxy appointments shall be invalid and none of the proxies so appointed by that member shall be entitled to attend, speak (if relevant) or vote at that general meeting.

83. Any corporation or corporation sole which is a member of the Company (in this Article, the grantor) may (in the case of a corporation, by resolution of its directors or other governing body or by authority to be given under seal or under the hand of an officer or officers duly authorised by it) authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any separate meeting of the holders of any class of shares. A person so authorised shall be entitled to exercise the same power on behalf of the grantor of the authority (in respect of that part of the grantor's holding to which his authorisation relates, in the case of an authorisation of more than one person) as the grantor could exercise if it were an individual member of the Company and the grantor shall for the purposes of the Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. In relation to any such meeting, a person authorised under section 3 of the Treasury Solicitor Act 1876 shall be treated for the purposes of this Article as if his authority had been granted by the Solicitor for the affairs of Her Majesty's Treasury; and in the Articles references to a duly authorised representative of a corporation sole include, in relation to the Solicitor for the affairs of Her Majesty's Treasury, references to a person authorised under that section.

                               NUMBER OF DIRECTORS

84. Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall be not less than four nor more than sixteen in number.

                     APPOINTMENT AND RETIREMENT OF DIRECTORS

85. At every annual general meeting the greater of (i) one-third of the directors for the time being or, if their number is not three or a multiple of three, the number nearest to but not greater than one-third (such directors to be determined in accordance with Article 86) and (ii) the number of directors required to retire pursuant to Article 86(1) shall retire from office by rotation. A director retiring by rotation shall be eligible for reappointment.

86.(1) The directors to retire by rotation shall be or include any director who
(i) wishes to retire and not offer himself for reappointment; or (ii) shall not have been appointed by the Company by ordinary resolution in the period of three years ending on the date of the meeting.

(2) Any further directors so to retire shall be those of the other directors who have been longest in office since their last appointment or reappointment, but as between persons who became or were last reappointed directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

(3) The directors to retire on each occasion (both as to number and identity) shall be determined by the composition of the board at the date of the notice convening the annual general meeting and no director shall be required to retire or be relieved from retiring or be retired by reason of any change in the number or identity of the directors after the date of the notice but before the close of the meeting.

87. If the Company, at the meeting at which a director retires by rotation or otherwise, does not fill the vacancy, the retiring director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the director is put to the meeting and lost.

88. No person other than a director retiring by rotation shall be appointed or reappointed a director at any general meeting unless:-

(a)  he is recommended by the board; or

(b) not less than seven nor more than forty-two clear days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting (not being the person to be proposed) has been given to the Company of the intention to propose that person for appointment or reappointment stating the particulars which would, if he were so appointed or reappointed be required to be included in the Company's register of directors, together with notice executed by that person of his willingness to be appointed or reappointed.

89. Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a director shall be effected by a separate resolution.

90. Subject as aforesaid, the Company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director and may also determine the rotation in which any additional directors are to retire.

91. The board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number, if any, fixed by or in accordance with the Articles as the maximum number of directors. A director so appointed shall hold office only until the next following annual general meeting and shall not be taken into account in determining the directors who are to retire by rotation at that meeting. If not reappointed at such annual general meeting, he shall vacate office at the conclusion thereof.

92. A director who retires at an annual general meeting may, if willing to act, be reappointed. If he is not reappointed, he shall retain office until the meeting appoints someone in his place, or if it does not do so, until the end of the meeting.

93.(1) No person shall be disqualified from being appointed or reappointed a director, and no director shall be required to vacate that office, by reason only of the fact that he has attained the age of seventy years or any other age nor shall it be necessary by reason of his age to give special notice under the Companies Acts of any resolution. Where the board convenes any general meeting of the company at which (to the knowledge of the board) a director will be proposed for appointment or reappointment who at the date for which the meeting is convened will have attained the age of seventy years or more, the board shall give notice of his age in years in the notice convening the meeting or in any document sent with the notice, but the accidental omission to do so shall not invalidate any proceedings, or any appointment or reappointment of that director, at that meeting.

(2) A director shall not be required to hold any shares of the Company by way of qualification.

                               ALTERNATE DIRECTORS

94. Any director (other than an alternate director) may appoint any other director, or any other person approved by resolution of the board and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him.

95. An alternate director shall be entitled to receive notice of all meetings of the board and of all meetings of committees of the board of which his appointor is a member, to attend and vote at any such meeting at which his appointor is not personally present, and generally to perform all the functions of his appointor (except as regards power to appoint an alternate) as a director in his absence. It shall not be necessary to give notice of such a meeting to an alternate director who is absent from the United Kingdom.

96. A director or any other person may act as alternate director to represent more than one director, and an alternate director shall be entitled at meetings of the board or any committee of the board to one vote for every director whom he represents (and who is not present) in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present.

97. An alternate director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a director but shall not in respect of his services as an alternate director be entitled to receive any remuneration from the Company. An alternate director shall be entitled to be indemnified by the Company to the same extent as if he were a director.

98. An alternate director shall cease to be an alternate director:-

     (a) if his appointor ceases to be a director; but, if a director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate director made by him which was in force immediately prior to his retirement shall continue after his reappointment;

     (b) on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

     (c)  if he resigns his office by notice to the Company.

99. Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment and shall take effect in accordance with the terms of the notice (subject to any approval required by Article 94) upon receipt of such notice by the Company which shall, in the case of a notice contained in an instrument, be at the office, or in the case of a notice contained in an electronic communication, be at such address (if any) as may for the time being be notified by or on behalf of the Company for that purpose.

100. Save as otherwise provided in the Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.

                               POWERS OF THE BOARD

101. Subject to the provisions of the Companies Acts, the Memorandum and the Articles and to any directions given by special resolution, the business of the Company shall be managed by the board which may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the board by the Articles. A meeting of the board at which a quorum is present may exercise all powers exercisable by the board.

102. The board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

                        DELEGATION OF POWERS OF THE BOARD

103. The board may delegate any of its powers to any committee consisting of one or more directors. The board may also delegate to any director holding any executive office such of its powers as the board considers desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of the delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the board may specify and either collaterally with or to the exclusion of its own powers and may be revoked or altered. The board may co-opt onto any such committee persons other than directors, who may enjoy voting rights in the committee. The co-opted members shall be less than one-half of the total membership of the committee and a resolution of any committee shall be effective only if a majority of the members present are directors. Subject to any such conditions imposed by the board, the proceedings of a committee with two or more members shall be governed by the Articles regulating the proceedings of directors so far as they are capable of applying.

104. The board may establish local or divisional boards or agencies for managing any of the affairs of the Company, either in the United Kingdom or elsewhere, and may appoint any persons to be members of the local or divisional boards, or any managers or agents, and may fix their remuneration. The board may delegate to any local or divisional board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the board, with power to sub-delegate, and may authorise the members of any local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any appointment or delegation made pursuant to this Article may be made upon such terms and subject to such conditions as the board may decide and the board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

105. The board may, by power of attorney or otherwise, appoint any person or persons to be the agent or agents of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the board) and on such conditions as the board determines, including without limitation authority for the agent or agents to delegate all or any of his or their powers, authorities and discretions, and may revoke or vary such delegation.

106. The board may appoint any person to any office or employment having a designation or title including the word director or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word director in the designation or title of any such office or employment shall not imply that the holder is a director of the Company, nor shall the holder thereby be empowered in any respect to act as, or be deemed to be a director of, the Company for any of the purposes of the Articles.

                                BORROWING POWERS

107.(1) Subject as hereinafter provided, the board may exercise all the powers of the Company to borrow money, to guarantee, to indemnify and to mortgage or charge all or any part of its undertaking, property, assets (in each case, present and future) and uncalled capital, and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

(2)(A) The board shall restrict the borrowings of the Company and exercise all voting and other rights or powers exercisable by the Company in relation to its subsidiary undertakings (if any) so as to secure (so far as regards subsidiary undertakings as by such exercise they can secure) that the aggregate principal amount for the time being remaining outstanding of all money borrowed by the Group (which expression in this Article means the Company and its subsidiary undertakings for the time being) and for the time being owing, subject as hereinafter provided, to persons other than the Company and its wholly owned subsidiaries shall not, without the previous sanction of an ordinary resolution of the Company, exceed an amount equal to 5 times the Adjusted Capital and Reserves.

(B) In this Article the expression Adjusted Capital and Reserves means at the relevant time a sum equal to the aggregate of:-

(a) the amount paid up (or credited as or deemed to be paid up) on the issued share capital of the Company and such of the share capital of the Company as is allotted but not issued; and

(b) the amount standing to the credit of the reserves of the Group (including, without limitation, any revaluation reserve, share premium account or capital redemption reserve and after excluding any amount standing to the debit of any goodwill reserve) after adding thereto or deducting therefrom any balance standing to the credit or debit of the profit and loss account all based on the audited balance sheet but after:-

          (i) making such adjustments as may be appropriate in respect of any variation in the amount of such paid up (or credited as or deemed to be paid up) share capital or any such reserves subsequent to the date of such balance sheet and so that for this purpose (1) if any issue or proposed issue of shares by the Company for cash has been underwritten then such shares shall be deemed to have been issued and the amount (including any premium) of the subscription moneys payable in respect thereof (not being moneys payable later than six months after the date of allotment) shall to the extent so underwritten be deemed to have been paid up on the date when the issue of such shares was underwritten (or, if such underwriting was conditional, on the date when it became unconditional) and (2) subject as aforesaid, share capital (including any premium) shall be deemed to have been paid up as soon as it has been unconditionally agreed to be subscribed or taken up (within six months of such agreement) by any person;

          (ii) making such adjustments as may be appropriate in respect of any distributions declared, recommended or made by the Company or its subsidiary undertakings (otherwise than attributable directly or indirectly to the Company) out of profits earned up to and including the date of such balance sheet, in relation to the Company, or the date of the latest available audited balance sheet of the relevant subsidiary undertaking, in relation to such subsidiary undertaking (as the case may be) to the extent that such distribution is not provided for in such balance sheet;

          (iii) making such adjustments as may be appropriate in respect of any variation in the interests of the Company in its subsidiary undertakings since the date of such balance sheet; and

          (iv) making all such adjustments, if the calculation is required for the purposes of or in connection with a transaction under or in connection with which any company is to become or cease to be a subsidiary undertaking, as would be appropriate if such transaction had been carried into effect.

(3) For the purposes of the foregoing limit the following provisions shall apply:-

          (A) there shall be deemed, subject as hereinafter provided, to have been borrowed and to be outstanding as borrowed moneys of the relevant member of the Group (but only to the extent that the same would not otherwise fall to be taken into account):-

               (a) the principal amount of all debentures of any member of the Group which are not for the time being beneficially owned by any member of the Group;

               (b) the outstanding amount of acceptances (not being acceptances in respect of the purchase or sale of goods or services in the ordinary course of trading which are outstanding for six months or less) by any member of the Group or by any bank or accepting house under any acceptance credit opened on behalf of and in favour of any member of the Group;

               (c) the nominal amount of any issued and paid up share capital (other than equity share capital) of any subsidiary undertaking of the Company not for the time being beneficially owned by any member of the Group;

               (d) the nominal amount of any other issued and paid up share capital and the principal amount of any other debentures or other borrowed moneys (not being shares or debentures which, or borrowed moneys the indebtedness in respect of which, are for the time being beneficially owned within the Group) of any body whether corporate or unincorporate the redemption or repayment whereof is guaranteed or wholly or (to the extent the same is partly secured) partly secured by, any member of the Group; provided that any amount which falls to be treated as borrowed money under this sub-paragraph (d) and which has been incurred in connection with the sale of any product or service of any member of the Group or of any other entity in which any member of the Group has an interest shall be reduced by a sum equal to the aggregate of
                    (i) the estimated realisable value of any security available to any member of the Group or other such entity (otherwise than from any other member of the Group) in respect of such amount and (ii) the amount of any insurance cover available to any such member or other such entity in respect of such amount. For this purpose the board may act in reliance on a bona fide estimate of the estimated realisable value of any such security or the amount of any such insurance cover but if a certificate by the auditors as to such value or such amount is requested, such certificate shall be conclusive evidence of the same;

               (e) any fixed or minimum premium payable on final redemption or repayment of any debentures, share capital or other borrowed moneys falling to be taken into account provided that, where the items concerned are bonds, notes, debentures, loan stocks and/or other debt securities issued at a discount, only the issue price, together with any amount of discount required to be recognised in the audited balance sheet by any Statement of Standard Accounting Practice or other accountancy practice or principle generally accepted for the time being in the United Kingdom, shall be treated as borrowed moneys;

               (f) any fixed amount in respect of any Finance Lease or Hire Purchase Agreement (as those expressions are hereinafter defined) payable by the Company or any of its subsidiary undertakings which would be shown at the material time as an obligation in a balance sheet prepared in accordance with the accounting principles used in the preparation of the audited balance sheet; for this purpose Finance Lease means a contract between a lessor and a member of the Group as lessee or sub-lessee where substantially all the risks and rewards of the ownership of the asset leased or sub-leased are to be borne by the lessee or sub-lessee and Hire Purchase Agreement means a contract of hire between a hire purchase lender and the Company or a member of the Group as hirer;

          (B) moneys borrowed by any member of the Group for the purposes of repaying or redeeming (with or without premium) in whole or in part any other borrowed moneys falling to be taken into account and intended to be applied for such purpose within six months after the borrowing thereof shall not during such period, except to the extent so applied, themselves fall to be taken into account;

          (C) any amounts borrowed by any member of the Group for the purpose of financing any contract up to an amount not exceeding those moneys receivable under such contract which are guaranteed or insured by the Export Credits Guarantee Department or other institution or body carrying on a similar business shall be deemed not to be borrowed moneys;

          (D) moneys borrowed by a subsidiary undertaking of the Company not being a wholly-owned subsidiary (a partly owned subsidiary undertaking) and not owing to another member of the Group shall be taken into account subject to the exclusion of a proportion thereof equal to the minority proportion of the borrower and moneys borrowed by a member of the Group from and owing to a partly owned subsidiary undertaking shall be taken into account to the extent of a proportion thereof equal to the minority proportion of the lender; for these purposes minority proportion shall mean the proportion of the issued equity share capital of the partly owned subsidiary undertaking which is not attributable (directly or indirectly) to the Company or any other subsidiary undertaking of the Company;

          (E) moneys borrowed by any member of the Group at the time it becomes a subsidiary undertaking of the Company and for a period of six months thereafter and moneys borrowed remaining secured on any asset acquired by a member of the Group at the time of such acquisition and for a period of six months thereafter shall be deemed not to be borrowed moneys;

          (F) there shall be credited against the amount of any moneys borrowed any amounts beneficially owned by the Company or any of its subsidiary undertakings which are deposited with any bank or other person (whether on current account or otherwise) not being the Company or one of its subsidiary undertakings and which are repayable to the Company or any of its subsidiary undertakings on demand or within twelve months of any demand, subject, in the case of money deposited by a partly owned subsidiary undertaking (as defined in paragraph (D) above), to the exclusion of a proportion thereof equal to the minority proportion (as defined in paragraph (D) above);

          (G) commitments of any member of the Group under hire purchase agreements, operating and other leases (except any lease which constitutes a Finance Lease or Hire Purchase Agreement which would not be shown at the material time as an obligation in a balance sheet prepared in accordance with the accounting principles used in the preparation of the audited balance sheet) shall be deemed not to be borrowed moneys;

          (H) it is hereby expressly provided that for the purposes of the foregoing limit the following sums shall be deemed not to be borrowed moneys of the Group:-

               (a) any and all sums retained, deducted or set off by any member of the Group (or its agent, trustee or nominee) from sums otherwise payable under the terms of any contract or other arrangement relating to the design, management, construction, supply, erection or installation of building or engineering works, plant or equipment, where such retention, deduction or set off is made pursuant to any express or implied right or entitlement under such contract or other arrangement, and whether the sums retained, deducted or set off are held by that member (or its agent, trustee or nominee) as trustee or otherwise;

               (b) any and all sums advanced or paid to any member of the Group (or its agent, trustee or nominee) by way of capacity charges for capacity proposed to be made available to customers of any member of the Group at power stations not yet constructed and brought into service for so long as, and to the extent that, any present obligation on the part of the relevant member of the Group to repay such charges has not arisen;

               (c) any and all sums advanced or paid to any member of the Group (or its agent, trustee or nominee) by customers of any member of the Group as prepayments or progress payments or payments on account or option fees or by way of deposit or security in respect of any products or services or under any sales contracts or contracts for differences or pooling and/or settlements systems or arrangements (including under the Pooling and Settlement Agreement for the Electricity Industry in England and Wales); and

               (d) any and all sums secured by a property clawback debenture issued by the Company on 2 November 1990 pursuant to a direction made under section 71 of the Electricity Act 1989;

               (e) any and all sums advanced to any member of the Group (or its agent, trustee or nominee) by any person (including any bank or financial institution) to the extent of any monetary deposits maintained by any member of the Group with such person over which such person has rights of retention, deduction or set off in respect of the sums advanced;

               (f) any and all sums which otherwise would fall to be treated as borrowed moneys of any member of the Group which were treated with the concurrence of the auditors and in accordance with any current Statement of Standard Accounting Practice or other accountancy practice or principle generally accepted for the time being in the United Kingdom in the latest available audited balance sheet of the relevant member of the Group on which such consolidation was based as otherwise than borrowed moneys of that member of the Group;

          (I) any guarantee or indemnity given by any member of the Group in respect of any amount or obligation deemed not to be borrowed moneys under any of the provisions of this Article shall be deemed not to be borrowed moneys;

          (J) when the aggregate amount of moneys borrowed at any material time is being ascertained:-

               (a) any particular borrowing then outstanding which is denominated or repayable in a currency other than sterling shall be translated for the purposes of calculating the sterling equivalent:-

                    (i) with the exception of Excepted Foreign Currency Borrowings (as hereinafter defined), at the rate of exchange prevailing at the material time in London provided that the moneys comprising such borrowing shall be translated (if thereby such sterling amount would be less) at the option of the Company at the rate of exchange prevailing in London six months before such time; for the purposes of this sub-paragraph the rate of exchange shall be taken as the middle market rate as at the close of business in London on the relevant day or, if such day is not a business day, as supplied by such person or calculated on such basis as the auditors may determine or approve;

                    (ii) in the case of any Excepted Foreign Currency
                         Borrowings, at the rate of exchange which would be applicable to the moneys comprising such borrowing on their repayment to the extent that such rate of exchange is fixed under any Exchange Cover Scheme (as hereinafter defined) in connection with such moneys borrowed provided that where it is not possible to determine the rate of exchange applicable at the time of repayment of any such moneys borrowed they shall be translated into sterling under the terms of the applicable Exchange Cover Scheme on such basis as may be agreed with, or determined by, the auditors, or, if this is agreed by the auditors not to be practicable, in accordance with the provisions of (i) above;

               (b)  For the purposes of this paragraph (J):-

                    (i) Excepted Foreign Currency Borrowings means moneys borrowed denominated or repayable in a currency other than sterling which have the benefit of an Exchange Cover Scheme and Exchange Cover Scheme means any exchange cover scheme, forward currency contract, currency option, back to back loan, swap or other arrangement taken out or entered into to reduce the risks associated with fluctuations in exchange rates; and

                    (ii) where under the terms of any borrowing the amount of
                         money which would be required to discharge the principal amount of moneys borrowed in full if it fell to be repaid (whether at the option of the company borrowing the same or by reason of default) at such material time is less than the amount which would otherwise be taken into account in respect of such moneys borrowed for the purposes of this Article, the amount of such moneys borrowed to be taken into account shall be such lesser amount.

(4)(A) For the purposes of this Article:

          (a) audited balance sheet means the then latest available audited balance sheet of the Company prepared (on the historical cost basis, modified to such extent as may be stated in the accounting policies used for the preparation of such balance sheet) for the purposes of the Act or, if an audited consolidated balance sheet dealing with the state of affairs of the Company and all its subsidiary undertakings to be dealt with in group accounts has been so prepared for those purposes for the same financial year. that audited consolidated balance sheet, in which event all references to reserves and profit and loss shall be deemed to be references to consolidated reserves and consolidated profit and loss and any amounts attributable to outside interests shall be excluded; and

          (b) references to subsidiary undertakings of the Company are only to those subsidiary undertakings of the Company included in the consolidation (if any) in the audited balance sheet.

(B) A certificate or report by the auditors as to the amount of the Adjusted Capital and Reserves or the amount of any borrowings or to the effect that the limit imposed by this Article has not been or will not be exceeded at any particular time or times shall be conclusive evidence of such amount or fact for the purposes of this Article.

     Nevertheless for the purposes of this Article the board may at any time act in reliance on a bona fide estimate of the amount of the Adjusted Capital and Reserves and if, in consequence the limit herein before contained is inadvertently exceeded, an amount borrowed equal to the excess may be disregarded until the expiration of three months after the date on which by reason of a determination of the auditors or otherwise the board become aware that such a situation has or may have arisen.

     Save as otherwise provided in this Article, the audited balance sheet shall be definitive for the purposes of establishing the amount of Adjusted Capital and Reserves.

(C) If as a result of any change in legislation relating to or affecting taxation matters, any fixed amount payable by the Company or any of its subsidiaries in respect of any Finance Lease (as hereinbefore defined) shall increase and, if in consequence the limit hereinbefore contained is exceeded, an amount of borrowed moneys equal to the excess may be disregarded until the expiration of six months after the date on which the board becomes aware that such a situation has arisen.

(5) No person dealing with the Company or any of its subsidiary undertakings shall be concerned to see or enquire whether the limit imposed by the provisions of this Article is observed and no debt incurred or security given in excess of such limit shall be invalid or ineffectual unless the lender or the recipient of the security had at the time when the debt was incurred or security given express notice that the said limit had been or would thereby be exceeded.

                    DISQUALIFICATION AND REMOVAL OF DIRECTORS

108. The office of a director shall be vacated if:-

(a) he ceases to be a director by virtue of any provisions of the Companies Acts or the Articles or he becomes prohibited by law from being a director; or

(b) he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)  he is, or may be, suffering from mental disorder and either:-

     (i) he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1984; or

     (ii) an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

(d) (not being a director holding office as such for a fixed term) he resigns his office by notice to the Company or his office as a director is vacated pursuant to Article 91; or

(e) he shall for more than six consecutive months have been absent without permission of the board from meetings of the board held during that period and his alternate director (if any) shall not during such period have attended in his stead and the board resolves that his office be vacated; or

(f) he is requested in writing by all of the other directors to resign and all of the other directors are not less than four in number.

109. The Company may, in accordance with and subject to the provisions of the Act, by ordinary resolution of which special notice has been given remove any director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such director, but without prejudice to any claim he may have for damages for breach of any such agreement) and appoint another person in place of a director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other director is to retire by rotation as if he had become a director on the day on which the director in whose place he is appointed was last elected a director. In default of such appointment the vacancy arising upon the removal of a director from office may be filled as a casual vacancy.

                            REMUNERATION OF DIRECTORS

110.(1) The ordinary remuneration of the directors for their services excluding amounts payable under any other provision of the Articles) shall not exceed in aggregate (pound)200,000 per annum or such higher amount as the Company may from time to time by ordinary resolution determine. Subject thereto, each director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the board.

(2) Any director who holds any executive office (including for this purpose the office of chairman or deputy chairman whether or not such office is held in an executive capacity), who serves on any committee of the directors or otherwise performs special services which in the opinion of the directors are outside the scope of the ordinary duties of a director may (without prejudice to the provisions of Article 110(1)) be paid such extra remuneration by way of salary, commission or otherwise as the directors may determine.

                               DIRECTORS' EXPENSES

111. The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the board or committees of the board or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

                               EXECUTIVE DIRECTORS

112. Subject to the provisions of the Companies Acts, the board may appoint one or more of its body to the office of chief executive director or to any other executive office (except that of auditor) in the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms, including (without limitation) terms as to remuneration, as the board determines, and any remuneration which is so determined may be in addition to or in lieu of any ordinary remuneration as a director. The board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company by reason of such revocation or variation.

113. All of the directors including the chairman of the board and the chief executive director for the time being (in each case, if any) shall be subject to retirement by rotation.

114. Any appointment of a director to the office of chief executive director or an executive office shall terminate if he ceases to be a director but without prejudice to any rights or claims which he may have against the Company by reason of such cessation. A director appointed to an executive office shall not ipso facto cease to be a director if his appointment to such executive office terminates.

115. The emoluments of any chief executive director or director holding any other executive office for his services as such shall be determined by the board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

                              DIRECTORS' INTERESTS

116. Subject to the provisions of the Companies Acts, and provided that he has disclosed to the board the nature and extent of any material interest of his, a director notwithstanding his office:-

(a) may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b) may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(c) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(d) shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

117. For the purposes of Article 116:-

(a) a general notice given to the board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class or persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

(b) an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

                       GRATUITIES, PENSIONS AND INSURANCE

118.(1) The board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present director or employee of the Company or any of its subsidiary undertakings or any company associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

(2) Without prejudice to the provisions of Article 163, the board shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers, employees or auditors of the Company, or of any subsidiary undertaking of the Company or any other company which is its parent company or in which the Company or such parent company has any interest whether direct or indirect or which is in any way allied to or associated with the Company or any employee or subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any employee or retirement benefits scheme in which employees of the Company or of any such subsidiary undertaking or other company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such subsidiary undertaking, other company or employee or retirement benefits scheme.

(3) No director or former director shall be accountable to the Company or the members for any benefit provided pursuant to this Article 118 and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

119. Pursuant to section 719 of the Act, the board is hereby authorised to make such provision as may seem appropriate for the benefit of any persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary undertaking. Any such provision shall be made by a resolution of the board in accordance with the said section.

                            PROCEEDINGS OF DIRECTORS

120. Subject to the provisions of the Articles, the board may regulate its proceedings as it thinks fit. A director may, and the secretary at the request of a director shall, call a meeting of the board. Notice of a board meeting shall be deemed to be properly sent to a director if it is sent to him personally or by word of mouth or sent by instrument to him at his last known address or such other address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose, or sent using electronic communications to such address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose. A director absent or intending to be absent from the United Kingdom may request the board that notices of board meetings shall during his absence be sent by instrument to him at such address (if any) as may for the time being be notified by him or on his behalf to the Company for this purpose, or sent using electronic communications to such address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose, but such notices need not be sent any earlier than notices sent to directors not so absent and, if no request is made to the board, it shall not be necessary to give notice of a board meeting to any director who is for the time being absent from the United Kingdom. Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. Any director may waive notice of a meeting and any such waiver may be retrospective. Any electronic communication pursuant to this Article need not comprise writing if the board so determines.

121. The quorum for the transaction of the business of the board may be fixed by the board and unless so fixed at any other number shall be two. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum. Any director who ceases to be a director at a board meeting may continue to be present and to act as a director and be counted in the quorum until the termination of the board meeting if no director objects.

122. The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number, but, if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

123. The board may appoint one of their number to be the chairman, and one of their number to be the deputy chairman, of the board and may at any time remove either of them from such office. Unless he is unwilling to do so, the director appointed as chairman, or in his stead the director appointed as deputy chairman, shall preside at every meeting of the board at which he is present. If there is no director holding either of those offices, or if neither the chairman nor the deputy chairman is willing to preside or neither of them is present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

124. All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director or alternate director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or any member of the committee or alternate director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director or, as the case may be, an alternate director and had been entitled to vote.

125.(1) A resolution in writing executed by all the directors entitled to receive notice of a meeting of the board or of a committee of the board (not being less than the number of directors required to form a quorum of the board) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held and for this purpose:-

(a) a resolution may be by means of an instrument or contained in an electronic communication sent to such address (if any) as may for the time being be notified by the Company for that purpose;

(b) a resolution may consist of several instruments or several electronic communications, each executed by one or more directors, or a combination of both;

(c) a resolution executed by an alternate director need not also be signed by his appointor; and

(d) a resolution executed by a director who has appointed an alternate director need not also be executed by the alternate director in that capacity.

(2) Without prejudice to the first sentence of Article 120, a meeting of the board or of a committee of the board may consist of a conference between directors who are not all in one place, but of whom each is able (directly or by telephonic communication or video conferencing facilities) to speak to each of the others, and to be heard by each of the others simultaneously. A director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting then is. The word meeting in the Articles shall be construed accordingly.

126. Save as otherwise provided by the Articles, a director shall not vote at a meeting of the board or a committee of the board on any resolution concerning a matter in which he has an interest (other than by virtue of his interests in shares or debentures or other securities of, or otherwise in or through, the Company) which (together with any interest of any person connected with him) is to his knowledge material unless his interest arises only because the resolution concerns one or more of the following matters:

(a) the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

(b) the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility (in whole or part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c) a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(d) a contract, arrangement, transaction or proposal concerning any other body corporate in which he or any person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise, if he and any persons connected with him do not to his knowledge hold an interest (as that term is used in sections 198 to 211 of the Act) representing one per cent. or more of either any class of the equity share capital of such body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of this Article to be a material interest in all circumstances);

(e) a contract, arrangement, transaction or proposal for the benefit of employees of the Company or of any of its subsidiary undertakings which does not award him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

(f) a contract, arrangement, transaction or proposal concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any directors of the Company or for persons who include directors of the Company.

For the purpose of determining whether a proposal concerns a company in which a director is interested, there shall be disregarded any shares held by a director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the director's interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the director is only interested as a unit holder. For the purposes of this Article, an interest of a person who is, for any purpose of the Act (excluding any statutory modification thereof not in force when this Article becomes binding on the Company), connected with a director shall be treated as an interest of the director and, in relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

127. A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

128. The Company may by ordinary resolution ratify any action not duly authorised by reason of a contravention of any provision of the Articles prohibiting a director from voting at a meeting of the board or of a committee of the board.

129. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and in such cases each of the directors concerned (if not debarred from voting under the proviso to paragraph (e) of Article 126) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

130. If a question arises at a meeting of the board or of a committee of the board as to the entitlement of a director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the nature and extent of the interests of the chairman have not been fairly disclosed.

                                    SECRETARY

131. Subject to the provisions of the Companies Acts, the secretary shall be appointed by the board for such term, at such remuneration and upon such conditions as it may think fit; and any secretary so appointed may be removed by the board, but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

                                     MINUTES

132. The board shall cause minutes to be made in books kept for the purpose of:-

(a)  all appointments of officers made by the board; and

(b) all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the board, and of committees of the board, including the names of the directors present at each such meeting.

Any such minutes, if purporting to be executed by the chairman of the meeting to which they relate or of the meeting at which they are read shall be sufficient evidence without any further proof of the facts therein stated.

                                    THE SEAL

133.(1) The seal shall only be used by the authority of a resolution of the board or of a committee of the board. The board may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by at least one director and the secretary or by at least two directors. The board may resolve that the Company shall not have a seal.

(2) Any instrument may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the instrument or by applying the seal or a facsimile of it by any other means to the instrument.

(3) Where the Companies Acts so permit, any instrument signed by one director and the secretary or by two directors and expressed (using any form of words) to be executed by the Company shall have the same effect as if executed under the seal, provided that no instrument which makes it clear on its face that it is intended to have effect as a deed shall be so signed without the authority of the board or a duly authorised committee thereof.

(4) An instrument which is executed by the Company as a deed shall not be deemed to be delivered by the Company solely as a result of it having been executed by the Company.

134. The board may by resolution determine either generally or in any particular case that any certificates for shares or debentures or representing any other form of security:-

(a) to which the seal is affixed may have signatures printed on them or affixed to them by some mechanical or electronic means or that such certificates need not bear any signature; and

(b) to be executed by the Company pursuant to Article 133(2) may have signatures printed on them or affixed to them by some mechanical or electronic means.

135. The Company may exercise the powers conferred by section 39 of the Act with regard to having an official seal for use abroad.

                                    REGISTERS

136. Subject to the provisions of the Companies Acts and the Regulations, the Company may keep an overseas or local or other register in any place, and the board may make, amend and revoke any such regulations as it may think fit respecting the keeping of the register.

137. Any director or the secretary or any other person appointed by the board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a) any document comprising or affecting the constitution of the Company, whether in physical form or electronic form;

(b) any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the board or any committee of the board, whether in physical form or electronic form; and

(c) any book, record and document relating to the business of the Company, whether in physical form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the board or a committee of the board, whether in physical form or electronic form shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.

                                    DIVIDENDS

138. Subject to the provisions of the Companies Acts, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the board.

139. Subject to the provisions of the Companies Acts, the board may pay interim dividends if it appears to the board that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the board may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear. The board may also pay at intervals settled by it any dividend payable at a fixed rate if it appears to the board that the profits available for distribution justify the payment. Provided the board acts in good faith it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

140. Except as otherwise provided by the rights attached to any shares or class of shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid; but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purposes of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

141.(1) A general meeting declaring a dividend may, upon the recommendation of the board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, and, where any difficulty arises in regard to the distribution, the board may settle the same as it thinks fit and in particular may issue fractional certificates or authorise any person to sell and transfer any fractions or disregard fractions altogether, and may fix the value for distribution of any assets and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

(2) The board may, if authorised by an ordinary resolution of the Company, offer any holders of ordinary shares the right to elect to receive ordinary shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the board) of any dividend specified by the ordinary resolution. The following provisions shall apply:-

(a) An ordinary resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period but such period may not end later than the beginning of the fifth annual general meeting following the date of the meeting at which the ordinary resolution is passed.

(b) The entitlement of each holder of ordinary shares to new ordinary shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder elects to forego. For this purpose relevant value shall be calculated by reference to the average of the middle market quotations for the Company's ordinary shares on The Stock Exchange, as derived from the Daily Official List, on the day on which the ordinary shares are first quoted "ex" the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the ordinary resolution.

     A certificate or report by the auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.

(c) On or as soon as practicable after announcing that any dividend is to be declared or recommended, the board, if it intends to offer an election in respect of that dividend, shall also announce that intention, and shall, after determining the basis of allotment, if it decides to proceed with the offer, notify the holders of ordinary shares of the terms and conditions of the right of election offered to them, and specify the procedure to be followed and place at which, and the latest time by which elections must be lodged in order to be effective provided that the directors may make, in relation to uncertificated shares, such other arrangements as they may in their absolute discretion think fit (subject always to the facilities and requirements of the relevant system concerned).

(d) The board shall not proceed with any election unless the Company has sufficient unissued shares authorised for issue and sufficient reserves or funds that may be capitalised to give effect to it after the basis of allotment is determined.

(e) The board may exclude from any offer any holders of ordinary shares where the directors believe the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

(f) The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on ordinary shares in respect of which an election has been made (the elected ordinary shares) and instead additional ordinary shares shall be allotted to the holders of the elected ordinary shares on the basis of allotment calculated as stated. For such purpose the board shall capitalise out of any amount for the time being standing to the credit of any reserve or fund (including the profit and loss account) whether or not the same is available for distribution as the board may determine a sum equal to the aggregate nominal amount of the additional ordinary shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to the holders of the elected ordinary shares on that basis.

(g) The additional ordinary shares when allotted shall rank pari passu in all respects with the fully paid ordinary shares then in issue except that they will not be entitled to participation in the relevant dividend. Unless the directors otherwise determine (and subject always to the Regulations and the requirements of the relevant system concerned), the ordinary shares so allotted shall be issued as certificated shares (where the ordinary shares in respect of which they have been allotted were certificated shares at the Scrip Record Time) or as uncertificated shares (where the ordinary shares in respect of which they have been allotted were uncertificated shares at the Scrip Record Time) provided that if the Company is unable under the facilities and requirements of the relevant system concerned to issue ordinary shares in respect of the person entitled thereto as uncertificated shares able to be evidenced and transferred without a written instrument, such shares shall be issued as certificated shares; for these purposes, the Scrip Record Time means such time on the record date for determining the entitlements of members to make elections as described in this Article, or on such other date, as the directors may in their absolute discretion determine.

(h) No fraction of a share shall be allotted. The board may make such provision as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i) The board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article or otherwise in connection with any offer made pursuant to this Article and may authorise any person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters. Any agreement made under such authority shall be effective and binding on all concerned.

(j) The board may, at its discretion, amend, suspend or terminate any offer pursuant to this Article.

142. The board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

143. Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the directors, may specify that the same shall be payable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall, subject to the provisions of Article 144, be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares.

144. Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent by post to the registered address of the holder or person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by transmission, to the registered address of that one of those persons who is first named in the register or in any case to such person and to such address as the holder or person entitled thereto may direct or notify by notice to the Company. Every such cheque or warrant shall be made payable to the order of the person or persons entitled or to such other person and shall be sent at the risk of the person or persons entitled. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other money may also be paid by any other method (including direct debit, bank transfer and dividend warrant and, in respect of uncertificated shares, by means of the relevant system concerned (subject to the facilities and requirements of the relevant system concerned) which the board considers appropriate.

145. Payment of a cheque or warrant by the bank on which it was drawn or the transfer of funds by the bank instructed to make the transfer or, in respect of an uncertificated share, the making of payment in accordance with the facilities and requirements of the relevant system concerned (which, if the relevant system is CREST, shall be the creation of an assured payment obligation in respect of the dividend or other moneys payable in favour of the settlement bank of the member or other person concerned) shall be a good discharge to the Company.

146. No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

147. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the board so resolves, be forfeited and cease to remain owing by the Company. Any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account. Such payment shall not constitute the Company a trustee thereof. The Company shall be entitled to cease sending dividend warrants and cheques by post or otherwise to a member if such instruments have been returned undelivered to, or left uncashed by, that member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the member's new address. The entitlement conferred on the Company by this Article in respect of any member shall cease if such member claims a dividend or cashes a dividend warrant or cheque.

                     CAPITALISATION OF PROFITS AND RESERVES

148. The board may with the authority of an ordinary resolution of the Company:-

(a) subject as hereinafter provided, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or other fund, including (without limitation) the Company's share premium account, capital redemption reserve and revaluation reserve, if any;

(b) appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares, debentures or other obligations of the Company of a nominal amount equal to that sum, and allot the shares, debentures or other obligations credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other; but the share premium account, the capital redemption reserve and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c) make such provision by authorising the sale and transfer to any person of fractions to which any members would become entitled or may issue fractional certificates or may resolve that the distribution be made as nearly as practicable in the correct proportion but not exactly so or may ignore fractions altogether or resolve that cash payments be made to any members in order to adjust the rights of all parties or otherwise as (in each case) the board determines where shares or debentures become, or would otherwise become, distributable under this Article in fractions;

(d) authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

     (i) the allotment to such members respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled upon such capitalisation; or

     (ii) the payment up by the Company on behalf of such members (by the application thereto of their respective proportions of the profits resolved to be capitalised) of the amounts or any part of the amounts, remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members; and

(e) generally do all acts and things required to give effect to such resolution as aforesaid.

                                  RECORD DATES

149. Notwithstanding any other provision of these Articles, the Company or the board may fix any date as the record date for:

(a) any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made; or

(b) the sending of notices or other documents to members (including, without limitation, any notice of a general meeting), which may be on or at any time before or after any date on which the notice or document is sent.

                                    ACCOUNTS

150. No member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by statute or authorised by the board or by ordinary resolution of the Company.

151. Subject to the Companies Acts, a copy of every balance sheet and profit and loss account (including any documents required by law to be annexed thereto) which is to be laid before the Company in general meeting and of the directors' and auditors' reports shall, at least twenty-one days before the date of the meeting, be sent to every member and to every debenture holder of the Company of whose address the Company is aware, and to every other person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Acts or of the Articles or, in the case of joint holders of any share or debenture, to one of the joint holders, and copies shall be sent to The Stock Exchange in accordance with any obligations for the time being binding the Company. Subject to the Companies Act the requirements of this Article shall be deemed satisfied in relation to, and copies of such documents need not be sent to, any member to whom a summary financial statement (with such form and content as may be prescribed by the Companies Acts and any regulation made thereunder and The Stock Exchange) is sent in accordance with the Companies Acts.

                                     NOTICES

152. Any notice to be sent to or by any person pursuant to the Articles shall (other than a notice calling a meeting of the board) be in writing. Any such notice may be sent using electronic communications to such address (if any) as may for the time being be notified for that purpose to the person giving the notice by or on behalf of the person to whom the notice is sent.

153.(1) The Company may send any notice or other document to a member by whichever of the following methods it may in its absolute discretion determine, either personally or by sending it by post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address, by sending the notice or other document using electronic communications to such address (if any) as may for the time being be notified to the Company by or on behalf of the member for that purpose.

(2) Subject to the Companies Acts, the Company may also send any notice or other document pursuant to these Articles to a member by publishing that notice or other document on a website where:

(a) the Company and the member have agreed to him having access to the notice or document on a website (instead of it being sent to him);

(b)  the notice or document is one to which that agreement applies;

(c) the member is notified, in a manner for the time being agreed between him and the Company for the purpose, of:

     (i)  the publication of the notice or document on a website;

     (ii) the address of that website; and

     (iii) the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d) the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice or document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

In this Article 153(2), publication period means:

(a) in the case of a notice of an adjourned meeting pursuant to Article 61(2), a period of not less than seven clear days before the date of the adjourned meeting, beginning on the day following that on which the notification referred to in sub-paragraph (c) above is sent or (if later) is deemed sent;

(b) in the case of a notice of a poll pursuant to Article 69, a period of not less than seven clear days before the taking of the poll, beginning on the day following that on which the notification referred to in sub-paragraph
     (c) above is sent or (if later) is deemed sent; and

(c) in any other case, a period of not less than 21 days, beginning on the day following that on which the notification referred to in sub-paragraph (c) above is sent or (if later) is deemed sent.

In the case of joint holders of a share, all notices or other documents shall be sent to the joint holder whose name stands first in the register in respect of the joint holding and any notice or other document so sent shall be deemed for all purposes sent to all the joint holders. A member whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which a notice or other document may be sent to him by instrument or an address to which a notice or other document may be sent using electronic communications shall (provided that, in the case of electronic communications, the Company so agrees) be entitled to have notices sent to him at that address, but otherwise no such member shall be entitled to receive any notice or other document from the Company, and without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purposes of determining the validity of the proceedings at such general meeting.

154.(1) A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

(2) The board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic communications for the sending of notices, other documents and proxy appointments by the Company to members and by members to the Company.

(3) In this Article (except for Article 153(2)) and in Articles 155, 156 and 157, references to a notice include without limitation references to any notification required by the Companies Acts or these Articles in relation to the publication of any notices or other documents on a website.

155. A notice or other document may be sent by the Company to the persons entitled by transmission to a share by sending it, in any manner the Company may choose authorised by the Articles for the sending of a notice or other document to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom as may be supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice or other document may be sent in any manner in which it might have been sent if the death or bankruptcy or other event giving rise to the transmission had not occurred.

156. Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register, has been sent to a person from whom he derives his title, provided that no person who becomes entitled by transmission to a share shall be bound by any direction notice issued under Article 75 to a person from whom he derives his title.

157.(1) A notice or other document sent by the Company to a member by post shall be deemed to be sent on the day following that on which it was put in the post unless it was sent by second class post or there is only one class of post in which case it shall be deemed to have been sent on the day next but one after it was posted, and, in proving sending, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document not sent by post but left at a registered address shall be deemed to have been sent on the day it was so left. Proof that a notice or other document contained in an electronic communication was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators current at the date of adoption of these Articles, or, if the board so resolves, any subsequent guidance so issued, shall be conclusive evidence that the notice or other document was sent.

(2) A notice or other document sent by the Company to a member contained in an electronic communication shall be deemed sent to the member on the day following that on which the electronic communication was sent to the member. Such a notice or other document shall be deemed sent to the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant notice or other document for any reason and notwithstanding that the Company subsequently sends a copy of such notice or other document by post to the member.

158.(1) If at any time the Company is unable effectively to convene a general meeting by notices sent through the post in the United Kingdom as a result of the suspension or curtailment of postal services, notice of such general meeting may be sufficiently given by advertisement in the United Kingdom and in that event the notice shall be deemed to have been sent to all members and persons entitled by transmission, who are entitled to have notice of meetings sent to them, on the day on which the advertisement is published. In any such case the Company shall send confirmatory copies of the notice by post if at least seven days prior to the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

(2) Any notice given by advertisement shall be advertised on the same date in at least two daily newspapers having a national circulation in the United Kingdom and such notice shall be deemed to have been sent at noon on the day when the advertisement appears.

                            DESTRUCTION OF DOCUMENTS

159. The Company shall be entitled to destroy all instruments of transfer of shares which have been registered (and all other documents on the basis of which any entry is made in the register) at any time after the expiration of six years from the date of registration thereof and all dividend mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one year from the date of the cancellation thereof and all paid dividend warrants and cheques on the date of actual payment thereof and all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of such use and all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company; Provided always that:-

(a) the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b) nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article;

(c) references herein to the destruction of any document include references to the disposal thereof in any manner;

(d) references herein to instruments of transfer shall include, in relation to uncertificated shares, operator-instructions relating to the transfer of such shares; and

(e) in relation to uncertificated shares, the provisions hereof shall apply only to the extent the same are consistent with the Regulations.

                              UNTRACED SHAREHOLDERS

160.(1) The Company shall be entitled to sell the shares of a member or the shares to which a person is entitled by transmission if and provided that:-

(a) during the period of twelve years prior to the date of the publication of the advertisements referred to in paragraph (b) below (or, if published on different dates, the first thereof) at least three dividends in respect of the shares in question have been declared and all dividend warrants and cheques which have been sent in the manner authorised by the Articles in respect of the shares in question have remained uncashed; and

(b) the Company shall as soon as practicable after expiry of the said period of twelve years have inserted advertisements both in a national daily newspaper and in a newspaper circulating in the area of the last known address of such member or other person giving notice of its intention to sell the shares; and

(c) during the said period of twelve years and the period of three months following the publication of the said advertisements the Company shall have received no indication either of the whereabouts or of the existence of such member or person; and

(d) if the shares are listed on The Stock Exchange, notice shall have been given to The Stock Exchange of the Company's intention to make such sale prior to the publication of advertisements.

If during any twelve year period referred to in paragraph (a) above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Article have been satisfied in regard to the further shares, the Company may also sell the further shares.

(2)  To give effect to any sale pursuant to Article 160(1), the board may:

(a) where the shares are held in certificated form, authorise any person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the buyer; or

(b) where the shares are held in uncertificated form, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the buyer.

(3) An instrument of transfer executed in accordance with Article 160(2)(a) shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 160(2)(b) shall be as effective as if exercised by the registered holder of or person entitled by transmission to the shares. The transferee shall not be bound to see to the application of the purchase money, and his title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

(4) The net proceeds of sale shall belong to the Company which shall be obliged to account to the former member or other person previously entitled as aforesaid for an amount equal to such proceeds and the Company shall enter the name of such former member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the board from time to time thinks fit.

                                   WINDING UP

161. If the Company is wound up, the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

162. The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

                                    INDEMNITY

163. Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of the Company shall be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and discharge of his duties or the actual or purported exercise of his powers or otherwise in relation thereto, including (but without limitation) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

                             The Companies Act 1985


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                       A PUBLIC COMPANY LIMITED BY SHARES

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                            MEMORANDUM OF ASSOCIATION

                                       OF

                                  POWERGEN PLC*

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1. The name of the Company is "PowerGen 1998 PLC"*.

2. The Company is to be a public company.

3. The registered office of the Company is to be situated in England and Wales.

4. The objects for which the Company is established are:

     (1) To carry on the business of a holding company and to co-ordinate, finance and manage all or any part of the businesses and operations of any and all companies controlled directly or indirectly by the Company or in which the Company is interested, whether as a shareholder or otherwise and whether directly or indirectly.

     (2) To carry on any or all of the businesses of generating, producing, transforming, converting, processing, developing, transmitting, supplying, distributing and dealing in electricity or any other forms of energy or any products derived from or connected with any of these activities and in any manner whatsoever in the United Kingdom or elsewhere and for all purposes to acquire supplies of electricity or other sources or forms of energy from, and to provide bulk or other supplies thereof to, any person for own use, transformation, conversion, processing, development, transmission, supply, distribution, dealing or otherwise in the United Kingdom or elsewhere and, as appropriate, expand and extend the business or businesses and activities relating thereto or any part or parts thereof (including, without limitation, the business and activity of an electricity generating company).


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* The name of the Company was changed from POWERGEN 1998 PLC to POWERGEN plc on 9 December 1998.
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     (3) To explore for, produce, acquire or otherwise obtain any fuel or other raw materials or sources or forms of energy of any kind for use in connection with the generation of electricity or any other form of energy or otherwise and to process, develop, supply, distribute and deal in or with any such raw materials or sources or forms of energy or any by-products thereof in any manner and to process and deal in any by-products which may be obtained from any of the activities of the Company.

     (4) Subject to such terms and conditions as may be thought fit, to enter into, carry on and participate in financial transactions and operations of all kinds including (without limitation) swaps, options (including traded options), swap option contracts, forward exchange contracts, futures contracts, forward rate agreements, contracts for differences, caps, collars, floors and any other financial instruments (including hedging agreements of any kind) or any combination thereof or any option with respect to any such financial transaction or operation all or any of which may be on a fixed and/or floating basis and/or in respect of Sterling (and any other currency or basket of currencies including but not limited to European Currency Units (as the same may from time to time be designated or constituted) or commodities of any kind and in the case of such swaps, options, swap option contracts, forward exchange contracts, futures contracts, forward rate agreements, contracts for differences, caps, collars, floors and any other financial instruments (including hedging agreements of any kind) they may be undertaken by the Company on a speculative basis or in connection with the management of financial risks relating to the Company or any other company, firm or person or otherwise on such terms as may be thought fit and with or without security, and to undertake, carry on and execute all kinds of financial, commercial, trading, trust, agency and other operations.

     (5) To carry on any or all of the businesses of constructing, engineering, manufacturing, producing, supplying, hiring out, installing, servicing and dealing in all types of buildings, plant and equipment whether used in connection with the generation, production, transformation, conversion, processing, development, transmission, supply or distribution of electricity or any other form of energy or otherwise (including, but without limitation, in connection with the conservation and efficient use of energy).

     (6) To carry on any or all of the businesses of investors, designers, developers, manufacturers, producers, wholesalers, retailers, suppliers, distributors, hiring and hiring-out, installers, servicers and dealers in electrical appliances, household and general domestic equipment, furniture, fixtures and fittings and all kinds of goods, plant, equipment, tools, components, systems, materials and installations whether or not connected with the use of electricity or other forms of energy of any kind and whether for domestic, industrial or commercial purposes or otherwise.

     (7) To carry on any or all of the businesses of investors, researchers and developers and to conduct, promote and commission research and research and development activities of all kinds, whether relating to the generation, production, transformation, conversion, processing, development, transmission, supply or distribution of electricity or other forms of energy or any of the other businesses or activities of the Company or otherwise (including, but without limitation, such activities relating to the conservation and efficient use of energy), and to exploit and turn to account the results of any such research or research and development carried out by or for the Company or otherwise.

     (8) To do anything which a person who is authorised to generate, transmit or supply electricity under or pursuant to the Electricity Act 1989 (or any statutory modification or re-enactment thereof) or any licence or exemption granted thereunder or pursuant thereto is permitted or required to do under or by virtue of that Act (or any statutory modification or re-enactment thereof), licence or exemption.

     (9) To acquire (whether by purchase, lease, concession, grant or otherwise), establish, develop, exploit, operate and maintain land, claims, wells, mines, licences, consents, authorisations, concessions, drilling and mining rights, exploration and production rights, and/or rights and interests of all descriptions in or relating to the same, which may seem to the Directors of the Company to be capable or possibly capable of facilitating directly or indirectly the procurement, generation, production, processing, development, transformation, conversion, transmission, supply or distribution of, or dealing in, electricity or other forms of energy or any products derived from or connected with any of these activities or of facilitating any of the other businesses or activities of the Company or of affording a supply of natural or other gas, petroleum or other hydrocarbons, coal or other minerals, any other sources or forms of energy, chemicals or revenue or products derived directly or indirectly from any of them.

     (10) To construct, lay, maintain, install and remove and carry on works in respect of electric wires (including those overhead and underground), cables, lines, plant and equipment and facilities ancillary to the operation or use of a grid or distribution network, and to acquire, operate and maintain the consents, authorisations, wayleaves, easements and other rights capable of facilitating the same.

     (11) To carry on any or all of the businesses of, and provide services associated with, engineers (including, without limitation, electrical, mechanical, mining, drilling, civil, chemical and telecommunications engineers), biologists, physicists, chemists, contractors, consultants, mechanics, technicians, geologists, draughtsmen, designers, surveyors, architects, builders and decorators (in each case) of all kinds.

     (12) To carry out such building, mining, engineering or other operations and works, and to manufacture, acquire, process, distribute or deal in such goods and to acquire, hold or deal with such property, assets, rights and liabilities, as may seem to the Board of Directors of the Company directly or indirectly to advance the interests of the Company.

     (13) To carry on any or all of the businesses of consultants, advisers and suppliers of management, personnel and training services, whether generally or in respect of one or more of the types of business or activity which the Company or any of its subsidiaries has power to carry on, and to provide training and educational course, instruction and materials, of every description, for employees of the Company or for any other persons.

     (14) To carry on any or all of the businesses of bankers, financiers, commodity traders, factors, debt collectors, dealers in securities and currencies and all rights and interests therein or in respect thereof, underwriters, insurers, brokers of all kinds, persons carrying on investment business of any kind under the Financial Services Act 1986 (or any statutory modification or re-enactment thereof) or otherwise.

     (15) To carry on any or all of the businesses of developers of and dealers in property, storage contractors, freight contractors, carriers by land, water and air of freight and passengers, forwarding agents, shipping agents and agents of all kinds.

     (16) To purchase, charter, lease, take or let on hire, operate, use or turn to account, build, equip, repair, maintain, supply and deal in tankers, bulk carriers, and other ships and vessels and craft of every description, motor vehicles, aircraft, railways and all forms of railway transport and any other means of transport or conveyance and any parts or accessories of any kind relating thereto or connected therewith.

     (17) To carry on any or all of the businesses of running, operating, managing or co-operating in projects or works designed to restore, preserve, improve or protect the environment in any manner whatsoever, to carry on any business relating to, or connected with, the conservation of nature or nature or wild life reserves, parks or trails of any kind whatsoever, and to carry on any business of any kind convened, directly or indirectly, and whether or not connected with any other activity or object of the Company, with the conservation and efficient use of energy.

     (18) To carry on any or all of the businesses of running, operating, managing, supplying and dealing in radio, telecommunication and other systems, data processing and information retrieval systems, computers, computer programs and software, and services facilities and equipment ancillary to, or for use in connection with, such systems.

     (19) To establish, acquire, produce, transmit, publish, or reproduce in any form whatsoever and supply or otherwise deal in brochures, magazines, newspapers, books, pictures, photographs, stationery and other documents, recordings, films, and programmes for radio, television, cinema or any other means of communication.

     (20) To advertise, market and sell any and all products and services of the Company and of any other person and to carry on any or all of the businesses of advertisers and advertising or public relations agents or advisers or of a marketing and selling organisation.

     (21) To carry on any or all of the businesses of suppliers, distributors, manufacturers, producers, processors, importers and exporters of, and dealers in, chemicals, pharmaceuticals, fertilisers and foodstuffs.

     (22) To acquire by any means, hold, deal in or with and dispose of howsoever any real or personal property, assets, rights or corporeal or incorporeal hereditaments whatsoever and wherever situate, whether or not for the purposes of, or in connection with, any of the Company's activities, and, without prejudice to the generality of the foregoing, to purchase, take on lease or in exchange, hire, take concessions or grants of or otherwise acquire and hold or dispose of any real or personal property, assets or rights or any estate or interest in such property, assets or rights, or in the proceeds of sale thereof, including without limitation any lands, buildings, installations, structures, easements, rights, privileges and concessions and to use, exploit, develop, and safeguard the same.

     (23) To insure any property, asset, matter or interest against any potential liability or loss of the Company or of any other person and the life or health of any person which may seem to the Board of Directors of the Company to be in the interests of the Company.

     (24) (i) To purchase and maintain insurance for or for the benefit of any persons who are or where at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund and (ii) to such extent as may be permitted by law or otherwise to indemnify or to exempt any such person against or from any such liability; for the purposes of this Clause "holding company" and "subsidiary undertaking" shall have the same meanings as in the Companies Act 1989.

     (25) To apply for and take out, purchase or otherwise acquire, protect, maintain and renew any patents, patent rights, trade marks, designs, licences and other intellectual property rights of all kinds or any secret or other information as to any invention and to hold, use, exercise, develop or grant licences in respect of, or otherwise turn to account or deal in or with, the property, rights or information so acquired.

     (26) To carry on any other trade or business whatever which, in the opinion of the Board of Directors of the Company, is or may be capable of being carried on directly or indirectly for the benefit of the Company.

     (27) To apply for, promote and obtain any Act of Parliament, charter, privilege, concession, licence or authorisation of any government, state or municipality, or any other department or authority, or enter into arrangements with any such body or any other person, for enabling the Company to carry any of its objects into effect or for extending any of the powers of the Company or for effecting any modification of the constitution of the Company or for any other purpose which may seem to the Board of Directors of the Company to be expedient, and to oppose any Act, charter, privilege, concession, licence or authorisation as aforesaid or any proceedings or applications which may seem calculated directly or indirectly to prejudice the interests of the Company.

     (28) To enter into such financial, commercial or other transactions as may seem to the Board of Directors of the Company to be desirable for the purposes of the Company's affairs.

     (29) To enter into consortia or other collaborative arrangements which may seem to the Board of Directors of the Company to advance the interests of the Company in pursuance of international or other projects.

     (30) To acquire and hold interests of any kind whatsoever in other companies, whether or not having the same or similar objects as the Company, and to enter into any arrangements with any such other companies which may seem to the Board of Directors of the Company to advance the interests of the Company.

     (31) To establish, or promote any company, whether or not having objects similar to those of the Company, and to place or guarantee the placing of, underwrite, subscribe for or otherwise acquire, hold, dispose of and deal with, and guarantee the payment of interest, dividends and capital on, all or any of the shares, debentures, debenture stock or other securities or obligations of any company or association or investments of any nature whatsoever or any options or rights in respect thereof or interests therein, and to pay or provide for brokerage, commission and underwriting in respect of any such issue upon such terms as the Board of Directors of the Company may decide.

     (32) To have regard to the protection of the natural environment and of buildings or other objects of historic, architectural, religious or other significance, when formulating and implementing proposals.

     (33) To borrow or raise money and to receive deposits, and to lend or deposit money, give credit or financial accommodation or, whether gratuitously or otherwise, guarantees or indemnities and to secure or discharge any debt or other obligation and whether (in each case) in respect of its own obligations or those of some other person, and to charge or give any other security over its undertaking, property, rights or assets (present or future) or any part thereof or its uncalled capital, in any circumstances and upon such terms and conditions as the Board of Directors of the Company may think fit.

     (34) To draw, make, accept, endorse, discount, negotiate, execute, issue, buy, sell and deal in or with promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

     (35) To act as agents, brokers or trustees and to enter into any arrangement for partnership, joint working, joint venture in business or for the sharing of profits or for amalgamation with any other person or otherwise which may seem to the Board of Directors of the Company to advance the interests of the Company and to vest any property, assets, rights or liabilities of the Company in any person or company on behalf of the Company and with or without any declaration of trust in favour of the Company.

     (36) To establish and maintain or contribute to or make any arrangements for providing pensions, superannuation funds, donations, allowances, share acquisition and profit sharing schemes, gratuities, emoluments, loans and other matters or benefits to or for the benefit of any individuals who are or were at any time in the employment or service of the Company or of any company which is its holding company or is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company or any predecessors of the Company or of any other such company, or who are or were at any time directors or officers of the Company or of any such other company, and the wives, widows, families and dependants of any such individuals or to or for the benefit of such other persons as may from time to time be permitted by law; to establish, support, subsidise or subscribe to any institutions, associations, clubs, schemes, funds or trusts which may be considered by the Board of Directors of the Company likely to benefit any such persons or to further the interests of the Company or of any such other company; and to make payments for or towards the insurance of any such persons; and in particular, but without prejudice to the generality of the foregoing, to make arrangements in connection with any acquisition, vesting and transfer contemplated in sub-clause (1) of this Clause for the continuance or transfer to the Company of any pension arrangements of the Central Electricity Generating Board.

     (37) To subscribe for, or contribute (in cash or in kind) to, or otherwise support and to promote or sponsor, any national, charitable, benevolent, general or useful object or any object which may in the opinion of the Board of Directors of the Company be likely directly or indirectly to further the interests of the Company, its employees or its members.

     (38) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, rights and liabilities of any person who is carrying on, or proposing to carry on, any business which the Company is authorised or empowered to carry on or who is possessed of any business, property, assets, rights or liability suitable for the purposes of the Company.

     (39) To pay and discharge all or any expenses, costs and disbursements, and to pay commissions to and to remunerate any person for services rendered or to be rendered, in connection with the formation, promotion, registration and flotation of the Company and the underwriting or placing or issue at any time of any securities of the Company or of any other person.

     (40) To issue any securities for any purpose whether by way of security or indemnity or in satisfaction of any liability undertaken or agreed to be undertaken by the Company or otherwise.

     (41) To procure the Company to be registered or recognised in any part of the world.

     (42) To sell, lease, grant rights over or in respect of or otherwise howsoever dispose of or deal with, the whole or any part of the undertaking, property assets and rights of the Company or of any interest therein for such consideration as the Board of Directors of the Company may think fit and to distribute any property or assets in specie or otherwise among the members of the Company.

     (43) To do all or any of the above things in any part of the world, and either as principal, agent, trustee, contractor or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, subsidiary companies, sub-contractors or otherwise.

     (44) To do all such other things as may be deemed, or as the Board of Directors of the Company considers, to further the interests of the Company or be incidental or conducive to the attainment of the above objects or any of them.

AND IT IS HEREBY DECLARED that in this clause:

(a) unless the context otherwise requires, words in the singular include the plural and vice versa;

(b) unless the context otherwise requires, a reference to a person includes a reference to a company, and a reference to a person or company (other than references to the Company) includes a reference to a firm, partnership, corporation, government or other authority (municipal, local or otherwise), undertaking, organisation, association, statutory, public or other body and any other legal entity, whether resident, domiciled or situated (in any such case) in the United Kingdom or elsewhere;

(c) references to "other" and "otherwise" shall not be construed ejusdem generis where a wider construction is possible;

(d) the words "subsidiary" (except in paragraph (e) below) and "holding company" have the same meaning as in section 736 of the Companies Act 1985;

(e) any reference to the carrying on by the Company of any business or businesses of any description or descriptions shall include the carrying on of such business or businesses in any or all of its or their respective branches; and

(f) the objects specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects of the Company and accordingly shall not be in any way limited or restricted (except so far as otherwise expressly stated in any paragraph) by reference to or inference from the terms of any other paragraph or the order in which the paragraphs occur or the name of the Company, and none of the paragraphs shall be deemed merely subsidiary or incidental to any other paragraph.

5. The liability of the members is limited.

6. The share capital of the Company is(pound)50,000 divided into 50,000 shares of(pound)1 each.

We, the subscribers to this memorandum of association, wish to be formed into a company pursuant to this memorandum. We agree to take the number of shares shown opposite our respective names.



Name and address of subscriber                       Number of shares taken
David John Jackson
The Firs
Bampton Road
Clanfield
Oxfordshire  OX 18 2RG                               1 share of(pound)1


Patrick Francis John O'Donnell  Bourke
Sherenden
Hart's Heath Road
Curtisden Green
Kent  TN17 1LJ                                       1 share of(pound)1
                                                     Total shares taken
                                                     2 shares of(pound)1 each






Date:



Witness to signatures:

                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION








                                 JOINT PETITION
                                       OF
                    E.ON AG, POWERGEN plc, LG&E ENERGY CORP.

                                       AND
                           KENTUCKY UTILITIES COMPANY,
                        d/b/a OLD DOMINION POWER COMPANY

                         For approval of an acquisition

                               CASE NO. PUA010028








                                  STAFF REPORT


                               SEPTEMBER 20, 2001

                                TABLE OF CONTENTS

                                                                      Page

Overview                                                                1


PART A.  Utilites Transfer Act Approval
         Division of Public Utility Accounting                          5


PART B.  Financial Issues
         Division of Economics and Finance                             13


PART C.  Conclusions and Recommendations                               17


EXHIBIT A  E.ON Organizational Charts

EXHIBIT B  Powergen Organizational Charts

EXHIBIT C  LG&E Energy Corp. Organizational Chart

                                JOINT PETITION OF
                             E.ON AG, POWERGEN plc,
                               LG&E ENERGY CORP.,
                                       and
                           KENTUCKY UTILITIES COMPANY,
                        d/b/a OLD DOMINION POWER COMPANY,
                         FOR APPROVAL OF AN ACQUISITION
                               CASE NO. PUA010028
                                 SUMMARY OF CASE

Overview

         On May 25, 2001, E.ON AG ("E.ON"), PowerGen plc ("Powergen"), LG&E Energy Corp. ("LG&E Energy"), and Kentucky Utilities Company ("KU"), d/b/a Old Dominion Power Company ("ODP"), ("collectively the "Petitioners"), filed a joint petition pursuant to Chapter 5 of Title 56 of the Code of Virginia ("Code") for approval of the transfer of the ownership and control of KU by Powergen to E.ON, or an E.ON affiliate, in accordance with terms of an April 9, 2001 pre-conditional cash offer by E.ON to acquire all of Powergen stock (the "Acquisition Agreement"). The Petitioners also request that the Virginia State Corporation Commission ("SCC" or "Commission") determine that neither E.ON, Powergen, LG&E Energy, nor any intermediate company between LG&E Energy or E.ON will not, by reason of ownership of all outstanding shares of common stock of LG&E Energy/1 be a public service company as defined in ss. 56-1 of the Code.

----------
1/ LG&E Energy Corp. owns all the outstanding common stock of KU and Louisville Gas & Electric Company ("LG&E").
----------

     The Petitioners further requests that the Commission certify to the Securities and Exchange Commission ("SEC") under Section 33(a)(2) of the Public Utility Holding Company Act of 1935 ("the 1935 Act") that the Commission has the authority and resources to protect the ratepayers of KU subject to its jurisdiction and that it intends to exercise that authority. Finally, the Petitioners request that the Commission declare that no further approval is required pursuant to Chapter 4 of Title 56 of the Code for the Utility Service Agreement between LG&E, KU, and LG&E Energy Services (the "Services Agreement")./2

     In an order dated June 13, 2001, the Commission directed the Petitioners to provide notice of the Petition, directed interested persons to file comments and requests for hearing on or before July 20, 2001, and directed its Staff to file a report ("Staff Report") detailing its analysis on or before August 23, 2001. In a subsequent order dated July 6, 2001, the Commission extended the date for filing the Staff's Report to September 24, 2001.

     On July 20, 2001, Petitioners filed a motion for Leave to accept Proof of Notice as sufficient. In that motion, Petitioners noted that all but one publication was accomplished by the date established in the Commission Order dated June 13, 2001. The remaining publication was accomplished before the July 20, 2001, deadline for filing comments and/or requests for hearing.

     Pursuant to the order dated June 13, 2001, two persons filed comments objecting to the proposed acquisition on the basis of the future cost of energy, service reliability, job losses due to the Powergen merger and the acquisition

----------
2/ The Service Agreement was approved by the Commission by Order dated August 10, 2000, in Case No. PUA000050.
----------
by a foreign entity. Enron filed notice to participate in the preceding as necessary. There were no requests for hearing.

Parties Involved in the Proposed Acquisition

     E.ON is a German company, similar to a United States stock corporation, formed under the laws of the Federal Republic of Germany. E.ON is Germany's third largest industrial group and its utility subsidiary supplies almost 33 percent of Germany's electricity and over 30 percent of its natural gas. E.ON employees over 180,000 people and its capitalization is approximately $35.7 billion as of April 6, 2001. On a worldwide basis, E.ON owns a total of 29,000 MW of generating capacity and supplies electricity to approximately 25 million residential and business customers in Sweden, Switzerland, the Netherlands, Italy, Poland, Russia, Latvia, Hungary, Austria, and the Czech Republic. Its transmission grid stretches from Scandinavia to the Alps. An organizational chart showing E.ON's current corporate structure, corporate structures after the proposed acquisition and after the anticipated reorganization are reflected in Exhibit A.

     PowerGen is a public limited holding company formed in 1998 under the laws of England and Wales and is engaged in regulated and unregulated power activities around the world. PowerGen, through its subsidiaries, owns and operates cogeneration projects, nine power stations in England and Wales, a regulated electric distribution utility known as East Midlands Electricity, and develops independent power projects in Europe, India, and the Asian Pacific area. PowerGen also conducts energy trading, shipping, and gas pipeline operations. It is a leading developer and operator of combined heat and power plants (known as cogeneration), and is involved in renewable energy ventures./3 An organizational chart reflecting PowerGen's current corporate structure is attached as Exhibit B.

     LG&E Energy is a corporation organized under the laws of the Commonwealth of Kentucky. LG&E Energy is an exempt holding company under the 1935 Act for numerous subsidiaries engaged in cogeneration, independent power projects, exempt wholesale generation, and the ownership and operation of retail electric and gas distribution utilities known as LG&E and KU./4 Both of the utilities operate as vertically integrated suppliers engaged in the generation, transmission, and distribution of electricity to retail customers while LG&E also distributes natural gas to retail customers. An organizational chart reflecting LG&E Energy's current corporate structure is attached as Exhibit C.

     KU is a public service corporation organized pursuant to the laws of the Commonwealth of Kentucky and the Commonwealth of Virginia. In Kentucky, KU provides retail electric service to approximately 478,000 customers in 77 counties and wholesale service to several municipalities. In Virginia, KU conducts business as ODP and provides retail electric service to approximately

----------
3/ By Order dated July 21, 2000, in Case No. PUA000020, the Commission approved the acquisition of LG&E Energy by Powergen and found that neither Powergen, LG&Eenergy, nor any intermediate company between them, would be a public service company as defined in ss. 56-1 of the Code. On December 11, 2000, Powergen's acquisition of LG&E Energy was consummated.

4/ By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU's then-parent company, KU Energy Corporation, with and into LG&E Energy with LG&E Energy as the surviving company. As a result of that merger, KU joined LG&E as a wholly owned subsidiary of LG&E Energy.
----------

29,000 customers in five southwestern counties. KU does not have any wholesale customers in Virginia. In 2000, KU's Virginia revenue was approximately $41.7 million, or 4.9% of KU's total utility revenues.

Report Structure

     The purpose of this report is to provide the Commission with further information regarding numerous issues addressed in the application. The remainder of this report will be divided into three parts. Part A will discuss the request for approval under the Utility Transfers Act (ss.ss. 56-88 et seq. of the Code). Part B will discuss capital structure impacts. Part C will offer Staff's conclusions and recommendations.

                     PART A: Utility Transfers Act Approval

The Proposed Acquisition

     On April 9, 2001, the Boards of Directors of E.ON and PowerGen agreed to the terms of an Acquisition Agreement whereby E.ON will acquire all of the Powergen shares and all of the Powergen American Depository Receipt ("ADR") (representing four Powergen shares). Under the terms of the Acquisition Agreement, holders of Powergen's shares will not become holders of E.ON shares but will receive approximately $11.00 for each outstanding share and approximately $44.00 for each outstanding ADR. As of April 6, 2001, the total value of the proposed acquisition was approximately $13.8 billion, with approximately $7.4 billion reflecting the purchase of all issued and outstanding shares of Powergen and Powergen's ADRs and the remaining $6.4 billion reflecting Powergen's debt assumed by E.ON. The preferred stock and debt obligations of KU will not be changed, converted, or otherwise exchanged in the acquisition. The Petitioners state that, unless E.ON and the Panel on Takeovers and Mergers otherwise agree, the offer will not be made in the event that any of the Pre-Conditions have not been satisfied or waived by the close of business (London time) on July 9, 2002.

     The Petitioners state that the proposed acquisition of Powergen may come about in one of two ways: by a takeover offer or by a court-supervised scheme of arrangement pursuant to Section 425 of the UK Companies Act of 1985. In a takeover offer, E.ON would need to obtain acceptances of at least 90% of the Powergen shares outstanding (including shares already held by Powergen) or such lesser percentage as E.ON may decide as long as it is above 50%. There is also a procedure for the exercise of compulsory acquisition where a minority of shareholders has not accepted the takeover offer. This procedure becomes exercisable when E.ON has acquired at least 90% of the Powergen shares it does not hold on the date the offer is made. E.ON would serve the compulsory acquisition notices on shareholders who have not accepted the offer immediately upon reaching the 90% level, subject to the rights of dissenting shareholders (who may seek relief from the court). Completion of the acquisition of those shares would take place about six weeks later.

     Another way of implementing the acquisition is by way of a court-sanctioned scheme of arrangement under Section 425 of the UK Companies Act of 1985. In a court-supervised scheme of arrangement, Powergen would make an application to the court to summon a shareholders meeting. It is at the court's discretion to order the meeting. Assuming the court orders a shareholders' meeting, the scheme must be approved by a majority in number of those voting and 75% in value of the members voting. If approval is attained, the scheme then requires the sanction of the court at its discretion and is effective once the court order sanctioning the scheme has been delivered to the Register of Companies.

     The Petitioners further state that the shareholders accepting E.ON's offer to purchase Powergen's shares will have the option to receive loan notes to be issued by E.ON instead of some or all cash consideration. The loan notes will bear interest at a rate of 50 basis points per annum below the six months' sterling deposits LIBOR payable six months in arrears. Six months after the date of issuance, the loan notes will be redeemable, in whole or in part, on any interest payment date. Any loan note not previously repaid, redeemed, or purchased will be repaid in full on the first interest payment date falling on or after the fifth anniversary from the date of issuance. The loan notes will be transferable, but will not be registered under the United States Securities Act of 1933 (the"ACT"), as amended, or under any relevant securities laws of any state or district of the United States or any other country. Unless an exemption under such Act or laws is available, the loan notes may not be offered, sold, or delivered, directly or indirectly, in or into the United States, Canada, Australia, or Japan.

     The Petitioners state that, upon completion of the transaction set out in the proposed Acquisition Agreement, Powergen will become a wholly owned subsidiary of E.ON, while LG&E Energy, LG&E, and KU will survive the acquisition and retain their separate corporate existence. Immediately after the consummation of the acquisition of Powergen, E.ON expects to make LG&E Energy a subsidiary of E.ON or of an U. S. intermediate holding company, 100 percent owned and fully controlled by E.ON. The Petitioners state that this corporate structure will allow E.ON to take into account certain international tax requirements and allow Powergen to be classified as a Foreign Utility Company ("FUCO") under the 1935 Act, rather than being a registered holding company under the 1935 Act. The Petitioners further state that Powergen will retain responsibility for the development and operation of LG&E Energy and, in turn, control and manage KU and LG&E.

     KU is expected to remain exempt from registration under the 1935 Act. LG&E and KU will remain directly owned first-tier subsidiaries of LG&E Energy together, with LG&E Capital Corp., LG&E Energy Marketing, Inc., LG&E Energy Services, Inc., and LG&E Energy Foundation, Inc. The Petitioners also state that there will be no change in the corporate structure of LG&E Energy, LG&E, or KU.

     Once the proposed acquisition is completed, the Petitioners state that Powergen's management team will be responsible for the development and operation of E.ON's Anglo-American energy business under consideration of E.ON's overall group strategy. The Board of Directors of each subsidiary and their corporate officers will continue in office, unless and until the respective Boards determines otherwise.

     The Petitioners state that KU will continue to function as a public utility subject to the regulatory jurisdiction of the SCC, the Kentucky Public Service Commission, and to the extent required by applicable law, the Tennessee Regulatory Authority. In addition, the Federal Energy Regulatory Commission ("FERC") will continue to regulate KU's transmission services and wholesale rates.

     The Petitioners also state that they can not indicate specifically when the proposed reorganization will occur. The timing of the reorganization will take into account current and future tax developments in Germany and the United States. The German government is considering changes to the German Foreign Tax Act, causing some uncertainty concerning the treatment of multi-tier structures. The nature of the changes and the effective date will impact the timing and structuring of the proposed reorganization. The U. S. Treasury has issued proposed regulations that might have an impact on the financing of the transaction and will also influence the timing of the reorganization.

     The Petitioners further state that the proposed acquisition requires approval by the Kentucky Public Service Commission (approved August 6, 2001), FERC, the SEC, and such regulatory approval as may be required by the Tennessee Regulatory Authority. Filings also have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under the Exon-Florio provision of the Defense Production Act of 1950. In addition, the Petitioners state that the proposed acquisition requires clearance by the European Commission under the EC Merger Regulations and confirmation from the Office of Gas and Electricity Markets in the United Kingdom.

PUHCA Registration

     E.ON is expected, subject to SEC approval of the acquisition, to register as a holding company under the 1935 Act. As a registered holding company, it will be subject to various statutory and administrative requirements. As part of the proposed acquisition approval process, the SEC will review the Petitioners' non-utility operations and the corporate structure proposed for the merged company. E.ON states that it is possible that divestment of various non-utility assets may be required. In addition, the SEC will request certification that the SCC has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise such authority.

     The previous registration of Powergen and its subsidiaries under the 1935 Act imposed a number of restrictions on their operations. Similar restrictions will be imposed upon E.ON. The restrictions include a requirement that the SEC approve in advance of certain securities issuances, sales and acquisitions of utility assets in the US, and acquisitions of other businesses. The 1935 Act will prohibit E.ON from providing services to operating utility subsidiaries, prohibit E.ON subsidiaries from providing certain services to each other, and limit the ability of E.ON and its subsidiaries to engage in various business activities. In general, the 1935 Act limits a holding companies' activities to utility operations, activities needed to support utility operations, energy-related businesses, exempt wholesale generators, and foreign utility companies.

     Finally, the Petitioners state that the proposed acquisition will not alter the authority of the Commission to regulate KU's utility operations or impair or jeopardize service to the public at just and reasonable rates. KU will continue to be a public utility subject to the Commission's jurisdiction. The proposed acquisition and subsequent holding company registrations will not prevent the SCC or FERC from reviewing the books and records of either KU or its utility and non-utility affiliates or parents. After the proposed acquisition, the Commission will have the same ratemaking and regulatory authority over KU as it did before the acquisition. Furthermore, KU commits that it will not assert that the SEC's jurisdiction legally preempts the SCC from disallowing recovery in retail rates of the cost of goods and services that KU obtains from LG&E Services, Inc. However, KU retains the right to assert that the charges are reasonable and appropriate.

Acquisition Benefits

     The Petitioners state that the proposed acquisition is intended to make KU part of a larger international enterprise that will be well positioned to serve customers during the accelerating changes occurring in the energy industry worldwide. More specifically, the Petitioners contend that the proposed acquisition and transfer of ownership and control will provide the size and scale that have become critical and necessary prerequisites to success in an energy industry that has entered a period of accelerating evolution, rapid deregulation and regulatory change, and increased competition. By becoming part of E.ON, KU will be better able to utilize beneficial developments in transmission and distribution technology, information systems, and capital markets. Moreover, because E.ON's existing utility operations are outside the US, there will be no increase in market concentration at either the wholesale or retail levels. In addition, E.ON's experience in other countries should help in advancing KU's efforts in the wholesale market, as well as in preparing KU for restructuring and competition.

     E.ON further states that the proposed acquisition will bring benefits to KU, its customers, and its employees. KU will continue to enjoy the technical and managerial abilities that resulted from the merger of LG&E Energy with Powergen, along with the additional technical and management expertise of E.ON. Customers should benefit from improved service quality and energy efficiency resulting from the reciprocal adoption of "best practices." KU employees should benefit from exposure to a worldwide utility entity with a more prominent international position. E.ON also states that KU will not serve as an employer of last resort for employees, assets, or products associated with failed or troubled non-utility affiliate ventures of Powergen, LG&E Energy, or E.ON.

     Furthermore, E.ON pledges to maintain the same commitment to KU that was exhibited by Powergen and LG&E Energy and is also firmly committed to maintaining and supporting the relationships between KU and the communities it serves. In addition, KU headquarters will remain in Lexington, Kentucky, and KU will maintain its separate existence and connections and commitments to southwestern Virginia.

Acquisition Savings

     E.ON currently has no business in the United States. The Petitioners have stressed that, while the merger of LG&E Energy and KU Energy Corporation created savings, known as "synergies," due to the integration of two independent utilities, the E.ON acquisition will not create similar savings. Since E.ON's operations are on different continents, neither physical nor functional integration is possible. Consequently, E.ON does not expect operational savings either for KU or for LG&E. However, the Petitioners state that there is some potential to achieve economies of scale, scope, and learning providing longer term benefits to KU, such as greater capital resources. In addition, the Petitioners state that they will continue implementing "best practices" to achieve operating efficiencies and productivity improvements.

Accounting Treatment

     Under US-Generally Accepted Accounting Principles, E.ON is required to apply the purchase method of accounting for the proposed acquisition. The purchase method of accounting has been approved by the Commission in similar transactions. The pre-conditional cash offer, as described in the Acquisition Agreement, on the basis of 765 pence for each Powergen share represents a premium of 8.4% over the price of Powergen shares of 706.0 pence as of the close of business on April 6, 2001. The purchase price for 100% of Powergen's outstanding capital (assuming the exercise in full of all outstanding options under the Powergen Share Options Schemes) amounts to a total of Euro 8.2 billion (British Pound ("BP") 5.1 billion, United States Dollar ("USD") 7.4 billion) as of April 6, 2001. The enterprise value amounts to Euro 15.3 billion (BP 9.6 billion, USD 13.8 billion) as of April 6, 2001 including debt. The Petitioners further state that this valuation is in line with current trading multiples of British and European utilities, but below the multiples of recent utility transactions in the U.K. and Spain. E.ON and KU state that all transaction-related costs, including the premium to be paid by E.ON for Powergen's stock, will be excluded from the cost of service and rates of KU.

     Following consummation of the proposed acquisition, KU states that it will continue to operate as a public utility, maintain its own accounting records, and render appropriate reports in the same manner as it currently does. E.ON and KU also state that the merger will not detract from the benefits customers currently receive as the result of the merger approved by the Commission in Case No. PUA970041, dated January 20, 1998, including KU's merger surcredit associated with the merger synergies, the merger dispatch savings, lower fuel costs distributed through the fuel clause adjustment, and the five year commitment to cap base rates through June 30, 2003. Furthermore, E.ON will provide the Commission accesses to its financial records and personnel as required in exercising its regulatory authority over KU. In addition, LG&E Energy and KU state that they will continue to adhere to all the applicable conditions described in the Commission's Orders in Case Nos. PUF990010 and PUF990027.

Services Agreement and Memorandum of Agreement

     E.ON states that it accepts the conditions placed on the Service Agreement by the Commission in its August 10, 2000, Order In Case No. PUA00050. E.ON also states that, if and when changes to the Services Agreement are desired, KU will request the Commission's approval. E.ON further states that it accepts and reaffirms the commitments made by KU to the Commission in the Memorandum of Agreement, dated July 13, 2000, entered into by the Petitioners in Case No. PUA000020.

                            Part B. Financial Issues

     The Staff in the Commission's Division of Economics and Finance generally conducts an analysis of capital structure and cost of capital impacts of any proposed merger involving Virginia-regulated entities. Staff's concern in any merger is that the regulated utility operations (i.e., Kentucky Utilities) not be subject to higher net capital costs as a result of the merger. As a result, Staff evaluates possible changes in capitalization ratios, changes in the method of debt and equity financing, and changes in the cost of debt and/or equity that would have a bearing on the overall cost of capital.

Financial Review

     E.ON, a diversified industrial company, seems to be strong from a financial perspective. As partial evidence of that strength, E.ON had assets of over $99.7 billion as of December 31, 2000, and market capitalization of over $35.7 billion as of April 6, 2001. E.ON has access to international capital markets and strong credit ratings. A discussion of the credit ratings of E.ON, Powergen, LG&E Energy, and KU follows in the next section.

     As discussed earlier, the proposed merger agreement involves a cash offer under which E.ON will pay $11.00 for each issued and outstanding share of Powergen and $44.00 for each Powergen ADR share. This per share offer represents a premium of 8.4% relative to the closing price on April 6, 2001, 25.8% relative to the closing price on January 16, 2001 (the last day of trading before Powergen confirmed it was in discussions with E.ON), and 35.2% relative to the average price of six months preceding January 16, 2001. With E.ON planning to assume $6.4 billion in debt from Powergen, the total value of the acquisition is approximately $13.8 billion. E.ON plans to finance the acquisition with liquid assets and its existing credit lines. The Petitioners indicate that Powergen, LG&E Energy and its subsidiaries, including LG&E and KU, will not incur additional indebtedness or issue securities to finance any portion of the purchase price paid by E.ON.

Credit Rating History

     Prior to the announcement of the E.ON/Powergen merger, the last ratings event for KU was related to the Powergen acquisition. On December 7, 2000, Standard & Poor's lowered its long- and short-term corporate credit ratings on

PowerGen PLC and its subsidiaries to `BBB+' and `A-2', respectively. At the same time, S&P lowered its long-term corporate credit ratings on LG&E Energy Corp. and its subsidiaries to `BBB+' and removed them from CreditWatch with negative implications, where they were placed January 7, 2000. These ratings actions followed the clearance by the SEC of the $3.25 billion acquisition of LG&E Energy by Powergen.

     More recently, on April 9, 2001, S&P placed the ratings of Powergen and related subsidiaries on CreditWatch with positive implications. This ratings action followed the announcement of E.ON's offer to acquire Powergen. At the same time, S&P placed the ratings of E.ON on CreditWatch with negative implications. S&P indicated that the negative CreditWatch placement on E.ON reflected the significant size of the acquisition. However, S&P noted that E.ON benefits from outstanding financial flexibility resulting from its moderately leveraged balance sheet. The positive CreditWatch placement on Powergen and its subsidiaries reflected the likely integration into higher rated E.ON.

     Moody's Investors Service also evaluated E.ON, Powergen, and the Powergen subsidiaries in light of the proposed merger. In a report released on April 16, 2001, Moody's confirmed E.ON's Aa2 long-term ratings and changed its rating outlook from negative to stable. The rating confirmation is based on the announcement that the group of E.ON companies will refocus as a utility company and will divest all of its noncore business activities. Moody's placed Powergen and its subsidiaries on review for possible upgrade. The upgrade reflects the anticipated support these companies will receive from becoming a core part of an Aa2 company. The ratings of LG&E and KU were confirmed at their existing levels (A1 for senior secured).

Capital Structure Impacts

     The Petitioners indicate that the proposed merger will not affect KU's outstanding securities. KU will continue to issue its own securities as needed after the merger. Powergen presently holds 100% of the outstanding common stock of LG&E Energy, and LG&E Energy presently holds 100% of the outstanding common stock of LG&E and KU. The Petitioners state that LG&E Energy's ownership of KU's stock will not change as a result of the acquisition. KU currently funds its operations through the issuance of its own short-term debt (bank lines of credit, participation in the LG&E System Money Pool) and long-term debt as needed. During 2000, KU received a cash capital contribution from LG&E Energy.

     The Petitioners state that KU and its ratepayers will not incur - directly or indirectly - any additional costs, liabilities, or obligations in conjunction with the proposed acquisition. Further, the Petitioners state that KU will not incur any additional debt, issue any additional securities, or pledge any assets to finance any part of the price paid by E.ON to acquire Powergen stock.

     It appears that any short-term impacts of the proposed merger on KU's capital structure will be minimal. Of course, the ultimate effect on capital structure will depend on post-merger financing policy as well as the any credit ratings changes. As mentioned above, the investment community regards the proposed transaction as a positive factor. Based on these opinions and assurances from the Petitioners, it appears that the proposed merger will not impact KU's capital costs.

                     Part C. Conclusions and Recommendations

     It appears to the Staff that there will be no direct change in the relationship between LG&E Energy and KU. In addition, the Staff believes that KU is subject to the provisions of ss. 56-590 (Divestiture, functional separation, and other corporate relationships) of the Code, a part of the Restructuring Act. The Staff also believes that the approvals sought pursuant to the Utility Transfers Act appear reasonable and should be granted consistent with the statutory requirements of ss. 56-90 of the Code ("Utility Transfers Act"). Since rates are capped in accordance with ss. 56-582 of the Code, it appears to Staff that the transactions described above will not impair or jeopardize adequate service at just and reasonable rates.

     The Division of Energy Regulation has reviewed the application and concurs with the recommendations.

     The Staff recommends that the Commission not certify to the SEC under
Section 33(a)(2) of the 1935 Act that the SCC has the authority and resources to protect the ratepayers of KU subject to its jurisdiction and that it intends to exercise that authority until such time as a request is received from the SEC.

     In addition, the Staff believes that the proposed acquisition should be subject to the following conditions:

     1) Petitioners commit that the merger will not detract from the benefits customers currently receive as a result of the merger approved in Case No. PUA970041, Petition of Kentucky Utilities Company d/b/a Old Dominion Power Company, KU Energy Corporation and LG&E Energy Corp. for Approval of the Acquisition of Control of Kentucky Utilities Company by LG&E Energy Corp. (Consent Order dated January 20, 1998)

     2) E.ON commits to supporting and assisting KU's continued maintenance of a balanced capital structure and recognize the Commission's continued ratemaking authority over the capital structure, financing, and cost of capital after the acquisition.

     3) The Petitioners commit that KU, and its ratepayers, directly or indirectly, should not incur any additional costs, liabilities, or obligations in conjunction with the acquisition of Powergen by E.ON including, but not limited to, the following:

          a) KU should not incur any additional indebtedness, issue any additional securities, or pledge any assets to finance any part of the purchase price paid by E.ON for the Powergen stock;

          b) The payment for the Powergen stock should be recorded on E.ON's books;

          c) The premium paid by E.ON for the Powergen stock, as well as any other associated costs, should not be "pushed down" to KU;

          d) All transaction related costs, including the cost of purchase and the premium paid for the Powergen transaction, should be excluded from KU for rate-making purposes;

          e) The current outstanding preferred stock of KU should not be changed, converted, or otherwise exchanged in conjunction with the acquisition;

          f) The accounting and rate-making treatments of KU's excess deferred income taxes should not be affected by the acquisition of Powergen by E.ON;

          g) If early termination costs are incurred for any senior management of LG&E Energy, none of the costs should be allocated to KU; and

          h) Any additional administrative costs incurred in order to comply with the financial and accounting standards of the United States, the United Kingdom, the Federal Republic of China, and the European community should not be borne by KU.

     4) E.ON commits that the Commission have open access to the books and records of LG&E Energy and KU, and to appropriate personnel, including the books and records of affiliates and subsidiaries as they relate to transactions between KU and other affiliates. Petitioners also commit to continue the same reporting process currently in place and to include such additional, special, or periodic reports, schedules, classifications, or other information that the Commission reasonably requires in accordance with Virginia regulatory law, to monitor significant transfers of utility assets, personnel changes, business ventures, other major transactions, and to regulate effectively the operations of KU. Further, Petitioners agree to continue to maintain a high level of cooperation with Staff and will take all actions necessary to ensure KU's timely response to informal data requests submitted by Staff with respect to KU's provisions of service in Virginia.

     5) Petitioners commit not to assert, in any forum, that the SEC jurisdiction legally preempts the Commission from disallowing recovery in retail rates for the costs of goods and services that KU obtains from or transfers to an associate, affiliate, or subsidiary in the same holding company system. This assertion should also apply to any claim under the Ohio Power vs. FERC decision. However, KU should retain the right to assert that the charges are reasonable and appropriate. Further, the Petitioners commit to oppose any challenge or defense raised by any party that seeks to abrogate the Commission's authority on the grounds of federal preemption under the 1935 Act.

     6) Petitioners and their affiliates will bear the full risk of any preemptive effects of the 1935 Act. Petitioners and their affiliates should agree to take all such action as the Commission finds is necessary and appropriate as a result of possible 1935 Act preemptive effect to hold Virginia ratepayers harmless from rate increases or foregone opportunities for rate decreases. Such actions may include, but not limited to, filing with and seeking to obtain approval from the SEC for such commitments as deemed necessary to prevent such preemptive effects.

     7) E.ON, Powergen, LG&E Energy, LG&E, and KU should not assert in any proceeding before the SCC preemption by a United Kingdom, German, European Community, or other foreign regulator of the review of the reasonableness of a cost. However, LG&E and KU should retail the right to assert that the charges are reasonable and appropriate.

     8) E.ON, Powergen, LG&E Energy, LG&E, and KU should commit to provide the SCC with notice 30 days prior to any SEC filing that proposes new allocation factors. The notice should include a description of the proposed factors and the reasons supporting such factors. E.ON, Powergen, LG&E Energy, LG&E, and KU should make a good faith attempt to resolve differences, if any, with the Commission in advance of filing with the SEC.

     9) Petitioners should notify the Commission of any changes in the proposed acquisition as a result of either the German Foreign Tax Act or the U. S. Treasury regulations.

     10) If the proposed reorganization has not become effective within 6 months of the date of consummating the acquisition of Powergen by E.ON, the Petitioners should submit a written statement to the SCC explaining why the reorganization has not taken place.

     11) E.ON should file with the Commission's Division of Public Utility Accounting a copy of all documents or reports filed with the SEC under the 1935 Act as well as copies of all orders issued by the SEC directly affecting KU's accounting practices.

     12) E.ON will abide by the conditions placed on the Service Agreement by the Commission in its August 10, 2000, Order in Case No. PUA000050.

     13) E.ON will abide by the commitments made by KU to the Commission in the Memorandum of Agreement, date July 13, 2000, entered into by Powergen, LG&E Energy, and KU in Case No. PUA000020.

                                KENDRICK R. RIGGS

                                DIRECT DIAL (502) 560-4222
                                DIRECT FAX
                                (502) 627-8722

                                 kriggs@ogdenlaw.com



                                 October 1, 2001


VIA FEDERAL EXPRESS
Mr. Joel Peck, Clerk
Virginia State Corporation Commission
Document Control Center
Tyler Building - Second Floor
1300 East Main Street
Richmond, Virginia  23219

     RE: Joint Petition of E.ON AG, Powergn plc, LG&E Energy Corp. and Kentucky Utilities Company for Approval of an Acquisition (Case No. PUA010028)

Dear Mr. Peck:

     The undersigned on behalf of E.ON AG, Powergen plc, LG&E Energy Corp. and Kentucky Utilities Company (the "Joint Petitioners") accepts and agrees to be bound by the Recommendations set forth in the Virginia State Corporation Commission Staff Report dated September 20, 2001 ("Report").

     In accepting the Recommendations, the Joint Petitioners wish to advise the Commission of the following:

     1. The last sentence of the first paragraph on page 1 contains a double negative and therefore, should read in part: "...determine that neither E.ON, Powergen, LG&E Energy, nor any intermediate company between LG&E Energy or E.ON will, by reason of ownership of all outstanding shares of common stock of LG&E Energy be a public service company as defined in ss. 56-1 of the Code."

     2. The beginning of the first sentence on page 6 of the Report should be revised as follows: "On April 9, 2001, the Boards of Directors of E.ON and Powergen announced the terms of ...." The agreement was entered into on April 8, 2001 and the announcement was made on April 9.

     3. The last sentence of the first full paragraph on page 8 should be clarified as follows: Powergen will retain responsibility for the development and operation of LG&E Energy. However, E.ON will own the

                                       1

Mr. Joel Peck
October 1, 2001
Page Two

          shares of LG&E Energy and therefore, will directly control LG&E Energy and will indirectly control LG&E and KU.

     4. Please reference the discussion of the filings for Hart-Scott-Rodino and Exon-Florio on page 9. These filings have not been made, but will be made in October 2001.

     5. With reference to page 12 of the Report, while it is correct that E.ON AG has no utility business in the United States, E.ON AG does have other U.S. businesses. For the locations of E.ON's U.S. businesses, please refer to pages 142 and 143 of E.ON's 2000 Annual Report previously provided to the Commission.

     6. Paragraph 3(h) of the Recommendations refers to "China" and should refer to "Germany."

     7. The word "retail" should be changed to "retain" in paragraph 7 of the Recommendations.

     The Joint Petitioners request the Commission to enter its Order forthwith. If you have any questions, please contact me.

                                                   Yours very truly,



                                                   Kendrick R. Riggs


cc:   William H. Chambliss, General Counsel
      Marta B. Curtis, Office of the General Counsel
      Richard J. Williams, Director, Division of Economics & Finance
      William F. Stephens, Director, Division of Energy Regulation
      Ronald A. Gibson, Director, Division of Public Utility Accounting Sara Vaughan, Head of Corporate Regulation, Powergen plc Guntram Wurzberg, Vice President General Legal Affairs, E.ON AG Michael Sohlke, Executive Vice President, E.ON AG Michael S. Beer, Vice President Rates & Regulatory, LG&E Energy Corp.

                            COMMONWEALTH OF VIRGINIA

                     BEFORE THE STATE CORPORATION COMMISSION






JOINT PETITION OF:

         E.ON AG, POWERGEN PLC, LG&E                 )
         ENERGY CORP., LOUISVILLE GAS AND            )     CASE NO.  PUA010028
         ELECTRIC COMPANY AND                        )
         KENTUCKY UTILITIES COMPANY                  )








                                   Response To
                   Interrogatories And Requests For Production
                            Of Documents By The Staff
                       Of The State Corporation Commission
                             To The Joint Applicants
                               Dated July 11, 2001

FILED:  JULY 18, 2001

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001



                              Question No. VSCC 1-1

                           Responding Witness: Counsel

Q-1 Please provide the initial and revised responses to all formal or informal interrogatories or data requests made by any party to this proceeding when that response is provided to the requested party.

A-1 At the time of the filing of this response, there are no parties to the proceeding. However, if parties are subsequently granted intervention, the Joint Applicants will provide the initial and revised responses to all formal or informal interrogatories or data requests made by any party to this proceeding when that response is provided to the requested party.

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001


                              Question No. VSCC 1-2

            Responding Witnesses: Dr. Rolf Pohlig, S. Bradford Rives

Q-2 Please describe how the proposed acquisition transaction will be accounted for (purchase/ pooling method).

A-2 Under US-GAAP E.ON is required to apply the purchase method for accounting of the transaction.

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001


                              Question No. VSCC 1-3

              Responding Witnesses: Dr. Rolf Pohlig, David Jackson


Q-3 Please provide the estimated amount of acquisition premium E.ON expects to pay for Powergen. Also, provide all supporting workpapers.

A-3 The pre-conditional cash offer, as described in the Long Form Offer Announcement as of 9th April, 2001, on the basis of 765 pence for each Powergen Share represents a premium of

     - 8.4 % over the price of Powergen Shares of 706.0 pence as at the close of business on 6th April, 2001;

     - 25.8 % over the price of Powergen Shares of 608.0 pence on 16th January, 2001, the last business day before the announcement by Powergen that it was in preliminary talks with E.ON in relation to the Offer; and

     - 35.2 % over the average price of Powergen Shares of 565.7 pence over the 6 months ended 16th January, 2001.

     The purchase price for 100 % of Powergen's outstanding capital
     (assuming the exercise in full of all outstanding options under the Powergen Share Option Schemes) amounts to a total of Euro 8.2 billion (BP
     5.1 billion, USD 7.4 billion as at April 6, 2001). The enterprise value amounts to Euro 15.3 billion (BP 9.6 billion, USD 13.8 billion as at April 6 2001) including debt. This valuation is in line with current trading multiples of British and European utilities, but below the multiples of recent utility transactions in the U.K. and Spain.

     It is not possible to estimate a premium with regard to the future price of Powergen Shares at the time of closing of the transaction in spring 2002. This would require a sound basis for an expectation of future Powergen Share prices which no longer exists

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001


     after the Offer Announcement of 9th April, 2001. Stock markets will now more or less develop towards a Powergen Share price at the time of closing of the transaction which is in the range of the offered price.

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001


                              Question No. VSCC 1-4

                   Responding Witness: Dr. Erhard Schipporeit

Q-4 State whether E.ON expects any operational savings for KU from the proposed acquisition. Please provide details on such expected savings.

A-4 Given the productive efficiencies that KU and LG&E have already achieved and since the transaction is an acquisition - not a merger of several entities - resulting in Powergen and KU/LG&E becoming part of a larger and financially stronger group but still geographically separated from each others and E.ON's utility operations, the transaction is not dependent upon achieving cost savings. E.ON does not expect operational savings either for KU or for LG&E.

     Nevertheless there is some potential to achieve economies of scale, scope and learning providing longer term benefits to KU, such as greater capital resources.

                   E.ON AG, POWERGEN PLC, LG&E ENERGY CORP.,
                       LOUISVILLE GAS AND ELECTRIC COMPANY
                         AND KENTUCKY UTILITIES COMPANY

                               Case No: PUA010028

                                   RESPONSE TO
                   INTERROGATORIES AND REQUESTS FOR PRODUCTION
                            OF DOCUMENTS BY THE STAFF
                       OF THE STATE CORPORATION COMMISSION
                             TO THE JOINT APPLICANTS
                               DATED JULY 11, 2001


                              Question No. VSCC 1-5

                   Responding Witness: Dr. Erhard Schipporeit

Q-5 On page 12 of the application in PUA000020, Powergen, LG&E Energy, and Kentucky Utilities state that "customers will be better off as a result of this transaction [merger] and may benefit from the reciprocal adoption of best practices." State whether E.ON proposes to continue implementing "best practices" and detail the nature of such practices.

A-5 "Best practices" are identified through a comparison of the technical and financial performance of, for example, generating plant and distribution networks, with that of other recognised operators and benchmarking performance as a basis of seeking business improvements. The experience of Powergen, for example, has been that "best practices" represent a combination of a number of factors such as efficiency and productivity improvements, coupled with a raising of service quality.

     The combination of E.ON, Powergen and LG&E Energy, all of whom have considerable experience (E.ON through E.ON Energie) in the energy sector will enable information and practices to be exchanged and shared within the group, leading to the reciprocal adoption of "best practices" mentioned above.

     The "best practices" review that Powergen initiated within LG&E and Kentucky Utilities is designed over a three year timescale and therefore E.ON would propose that this process continue.